Exhibit 10.1

CREDIT AGREEMENT

among

LECROY CORPORATION

as Borrower,

the Lenders party hereto,

and

RBS CITIZENS, N.A.,

as Administrative Agent

RBS CITIZENS, N.A.,

Lead Arranger and Bookrunner

AUGUST 8, 2011

i

SCHEDULES:

Schedule 2.01	Lenders; Effective Date Revolving Commitments
Schedule 4.06	Disclosed Matters
Schedule 4.12	Subsidiaries; Capitalization
Schedule 4.13	Insurance
Schedule 7.01	Existing Indebtedness
Schedule 7.02	Existing Liens
Schedule 7.04	Existing Investments
Schedule 7.10	Restrictive Agreements

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Opinion of Bingham McCutchen LLP
Exhibit C	Form of Revolving Note
Exhibit D	Form of Security Agreement
Exhibit E	Form of Guarantee Agreement
Exhibit F	Form of Effective Date Certificate
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Credit Request
Exhibit I	Form of Interest Election Request

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of August 8, 2011 (this “Agreement”), among LECROY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party hereto (the “Lenders”) and RBS CITIZENS, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

The Borrower has requested the Lenders to extend credit to it and the Lenders are willing to do so subject to the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1.    DEFINITIONS

Section 1.01    Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“Accountants” means KPMG, LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower.

“Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Acquisition Target” means any Person (or substantially all of the assets and business operation of any Person) which is to be acquired in a Permitted Acquisition by the Borrower or any of its Subsidiaries.

“Adjusted Daily LIBOR Rate” means, with respect to any Daily LIBOR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (0.0625%)) equal to (a) Daily LIBOR divided by (b) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (0.0625%)) equal to (a) LIBOR divided by (b) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

“Administrative Agent” has the meaning ascribed thereto in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement, as amended, supplemented or otherwise modified from time to time.

“Aggregate Revolving Commitment” means, at any time, the sum at such time of the aggregate Revolving Commitments of all Lenders, which, as of the Effective Date equals $75,000,000.

“Aggregate Revolving Exposure” means, at any time, the sum at such time of (a) the outstanding principal balance of the Revolving Loans of all Lenders, plus (b) an amount equal to the Letter of Credit Exposure of all Lenders.

“Applicable Margin” means, at all times during the applicable periods set forth below: (a) with respect to Base Rate Borrowings, the percentage set forth below under the heading “Base Rate Margin” and adjacent to such period, (b) with respect to (i) Daily LIBOR Borrowings and (ii) LIBOR Borrowings, the percentage set forth below under the heading “LIBOR Margin” and adjacent to such period and (c) with respect to the Commitment Fee, the percentage set forth below under the heading “Commitment Fee” and adjacent to such period:

Period		Applicable Margin
When the Total Leverage Ratio is less than	And greater than or equal to	LIBOR Margin	Base Rate Margin	Commitment Fee
—	3.25:1.00	2.500%	1.500%	0.350%
3.25:1.00	2.50:1.00	2.250%	1.250%	0.300%
2.50:1.00	1.75:1.00	2.000%	1.000%	0.250%
1.75:1.00	1.00:1.00	1.875%	0.875%	0.200%
1.00:1.00	—	1.750%	0.750%	0.150%

Changes in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be based upon the Compliance Certificate most recently delivered under clause (d) of Section 6.02 and shall become effective five (5) Business Days after the date such Compliance Certificate is delivered to the Administrative Agent. Notwithstanding anything to the contrary in this definition, (i) if the Borrower shall fail to deliver to the Administrative Agent a Compliance Certificate on or prior to any date required hereby, the Total Leverage Ratio shall be deemed, for purposes of this definition, to be greater than 3.25:1.00 from and including such date to the date that is five (5) Business Days after the date of delivery to the Administrative Agent of such Compliance Certificate, (ii) the Applicable Margin shall not be reduced during any period that an Event of Default exists and (iii) during the period commencing on the Effective Date and ending on the date that is five (5) Business Days after the date of delivery of the Compliance Certificate to be delivered under clause (d) of Section 6.02 for the fiscal quarter ending September 30, 2011, the Applicable Margin shall be 0.875% for Base Rate Borrowings, 1.875% for Daily LIBOR Borrowings and LIBOR Borrowings and (c) 0.200% with respect to the Commitment Fee.

“Appointing Sub-Agent” has the meaning set forth in Section 9.06.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, (a) any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any bank or Affiliate thereof that manages or controls such Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Signatory” means, as to (i) any Person which is a corporation, the chairman of the board, the president, the chief executive officer, any vice president, the treasurer, the secretary or any other officer (designated in writing by the Borrower) of such Person and (ii) any Person which is not a corporation, the general partner or other Managing Person thereof or a duly authorized representative of such Managing Person, including any duly authorized officer, designated in writing by the Borrower.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment Amount” means, at any time, an amount equal to the Aggregate Revolving Commitment at such time minus the Aggregate Revolving Exposure at such time.

“Basel III” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date hereof.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively. In the event that a notice is given by the Administrative Agent to the Borrower pursuant to Section 3.04, the Base Rate shall thereafter mean, for any day, a rate per annum equal to the greater of (x) the Prime Rate in effect on such day and (y) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, until the Administrative Agent revokes such notice in accordance with Section 3.04.

“Base Rate Loan”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning ascribed thereto in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same day and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means the date of (a) the making, conversion or continuation of any Revolving Loan or (b) the issuance of any Letter of Credit.

“BSA” has the meaning set forth in Section 10.15(a).

“Business Day” means:

(a)	any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City;

(b)	when such term is used to describe a day on which a Borrowing, payment, prepayment or repayment is to be made in respect of a Daily LIBOR Loan or a LIBOR Loan, any day which is (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c)	when such term is used to describe a day on which an interest rate determination is to be made in respect of a Daily LIBOR Loan or a LIBOR Loan, any day which is a London Banking Day.

“Capital Expenditures” of any Person, means, for any period, the aggregate amount of all payments made during such period by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment that, in accordance with GAAP, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable during such period with respect to Capitalized Lease Obligations and interest that are required to be capitalized in accordance with GAAP, but excluding (a) capital expenditures to the extent made with insurance or condemnation proceeds or the proceeds of assets sold or traded in for assets of equal or greater value used in replacement therefor and (b) non-cash inventory transfers.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Securities” means, with respect to any Person, (a) any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of or interests in corporate or capital stock, including without limitation, shares of preferred or preference stock of such Person, (b) all partnership interests (whether general or limited) of such Person, (c) all membership interests or limited liability interests in such Person, (d) all other equity or ownership interests in such Person of any other type and (e) all warrants, rights or options to purchase any of the foregoing

“Cash Collateral” has the meaning set forth in Section 2.10.

“Cash Collateral Account” has the meaning set forth in Section 2.10.

“Change in Law” means (a) the adoption of any Law, after the Effective Date, (b) any change in any Law or in the interpretation or application thereof after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 3.05(a), by any lending office of such Lender or by any Person controlling such Lender, if any) with any request, guideline or directive (whether or not having the force of Law) of any Tribunal made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203 (signed into law July 21, 2010)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which: (i) any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (b) and clause (c), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors). The occurrence of any “Change in Control” as such term is defined in the Indenture shall also constitute a “Change of Control” under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document, or any other assets or properties of any Loan Party that are pledged to any of the Credit Parties in order to secure the Obligations.

“Collateral Access Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, from the lessor of premises to the Borrower, or any other Person (i) to whom any Collateral (including, without limitation, Inventory) is consigned or (ii) who has custody, control or possession of any such Collateral having an aggregate value in excess of $500,000 or (iii) is otherwise the owner or operator of any such premises on which any of such Collateral having an aggregate value in excess of $500,000 is located, pursuant to which such lessor, consignee or other Person acknowledges the Lien of the Administrative Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other Person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit the Administrative Agent access to, and the right to remain on, the premises of such lessor, consignee or other Person so as to exercise the rights and remedies of the Administrative Agent and the Lenders and otherwise deal with such Collateral, and which contains such other provisions as the Administrative Agent may reasonably require from time to time.

“Commitment Fee” has the meaning set forth in Section 3.03(b).

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower substantially in the form of Exhibit G.

“Consolidated EBITDA” means, for any period, determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries, Net Income for such period plus (to the extent deducted in the computation of such Net Income): (a) Consolidated Interest Expense, (b) Taxes, (c) depreciation, (d) amortization, (e) stock based compensation to the extent that it is a non-cash expense, and (f) non-recurring transaction fees of the Borrower incurred in connection with Permitted Acquisitions not to exceed $1,000,000 in the aggregate in any Fiscal Year. For purposes of the foregoing clause (e), (x) stock-settled stock appreciation rights shall be deemed non-cash expenses and added back to Net Income in determining Consolidated EBITDA; and (y) cash-settled stock appreciation rights less net proceeds received from stock option plans shall be deducted from Net Income and not added back in determining Consolidated EBIDTA; provided, that the amount of net proceeds received from stock option plans that is subtracted from cash-settled stock appreciation rights shall never exceed the amount of cash settled stock appreciation rights.

“Consolidated Funded Debt” means, for any period, Funded Debt of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries, the sum, paid or payable, of: (a) the amount of accrued interest on or with respect to, Indebtedness for such period, including, without limitation, imputed interest on Capital Leases and imputed or accreted interest in respect of deep discount or zero coupon obligations; plus (b) the net amount payable under all Hedging Agreements in respect of such period (or minus the net amount receivable under all Hedging Agreements in respect of such period); plus (c) annual fees or commitment fees payable during such period; plus (d) Letter of Credit fees payable during such period.

“Convertible Senior Notes” means the 4.00% Convertible Senior Notes due 2026 issued by the Borrower under the Indenture in the present aggregate outstanding principal amount of Twenty-Nine Million Six Hundred Fifty Thousand Dollars ($29,650,000.00).

“Credit Parties” means the Administrative Agent, the Issuer and the Lenders.

“Credit Request” means a request for Revolving Loans or Letters of Credit substantially in the form of Exhibit H.

“Daily LIBOR” means, for any day, the rate of one (1) month Dollar deposits as reported on Reuters Page LIBOR01 (or any successor or substitute page of such service, or any successor to or substitute for such service, providing quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).

“Daily LIBOR Loan”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted Daily LIBOR Rate.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of Borrowings or participations in any Letter of Credit within one (1) Business Day of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under any other agreement in which it commits to extend credit, (c) failed, within one (1) Business Day after a request by the Administrative Agent to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Borrowings and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, or (e) become or is insolvent or has a parent company that has become or is insolvent or become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or to the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or any instrumentality thereof.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

“Disposition” means, the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any real or personal property by any Loan Party or any Subsidiary of a Loan Party, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Dispose” and “Disposed” of shall have correlative meanings.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Effective Date Certificate” means the certificate executed and delivered by an Authorized Signatory of the Borrower on the Effective Date pursuant to the terms of this Agreement, substantially in the form of Exhibit F.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under section 414(b) or 414(c) of the Code or, solely for purposes of section 302 of ERISA and section 412 of the Code, is treated as a single employer under section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in section 412 of the Code or section 302 of ERISA), whether or not waived; (c) the filing pursuant to section 412(d) of the Code or section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any

ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excluded Taxes” means, with respect to any Credit Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Credit Party, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Loan Party is located, (c) any Taxes that would not have been imposed but for such Credit Party’s or recipient’s present or former connection (other than a connection solely resulting from the transaction contemplated by the Loan Documents) with the jurisdiction (or any political subdivision thereof or therein) imposing such taxes, provided that it is determinable that such Taxes were imposed solely as a result of such Credit Party’s or recipient’s present or former connection (other than a connection solely resulting from the transaction contemplated by the Loan Documents) with the jurisdiction (or any political subdivision thereof or therein) imposing such taxes, and (d) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 3.07(b), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 3.07(a).

“Existing Mortgage” means the Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing dated as of July 29, 2010 by the Borrower in favor of Manufacturers and Traders Trust Company, as administrative agent, relating to the real property located at 700 Chestnut Ridge Road, Chestnut Ridge, New York 10977, as heretofore amended, supplemented or otherwise modified.

“Extensions of Credit” means, collectively, the Revolving Loans, the Letters of Credit and any participations in the Letters of Credit pursuant to Section 2.09(c).

“FATCA” shall mean sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof. Solely for purposes of Section 3.07(e), “FATCA” shall include any amendments made to FATCA after the Effective Date.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated June 13, 2011 between RBS Citizens, N.A. and the Borrower.

“Financial Officer” means, with respect to any Person, the president, chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Repurchase Date” shall mean the first of the stated Repurchase Dates set forth in the Indenture which is October 15, 2011.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries which is the twelve (12) month accounting period which ends on each Saturday that is the closest to each consecutive June 30. For clarity of presentation, the consolidated financial statement year-end references are stated as June 30.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period minus the sum of (I) Non-Financed Capital Expenditures incurred during such four fiscal quarter period plus (II) Taxes paid in cash for such four fiscal quarter period to (b) Fixed Charges for such four fiscal quarter period.

“Fixed Charges” means, for any period, the sum of, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of all scheduled payments of principal on Indebtedness (including, without limitation, imputed principal payments in respect of Capital Lease Obligations and Synthetic Lease Obligations but excluding mandatory principal prepayments and principal repayments on Convertible Senior Notes to the extent that such principal repayments are financed by Revolving Loans or are extended to a date after October 15, 2016) paid or payable by the Borrower and its Domestic Subsidiaries during such period, determined in accordance with GAAP plus (c) Restricted Payments made during such period.

“Foreign Lender” has the meaning assigned to such term in Section 3.07(b).

“Foreign Subsidiary” means, with respect to any Person (the “parent”) as at any date, any Subsidiary of the parent that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state or territory thereof or the District of Columbia.

“Funded Debt” means, with respect to any Person, without duplication, the aggregate principal amount of all Indebtedness for borrowed money evidenced by notes, bonds, debentures or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendable at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, including, without limitation, obligations in respect of capital leases (determined in accordance with GAAP), current maturities of long term debt, obligations in respect of letters of credit issued for the account of such Person, obligations in respect of bankers acceptances issued for the account of such person, revolving credit and short term debt extendable beyond a term of one year at the option of the debtor and Indebtedness consisting of Guarantees of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.12, GAAP shall be determined on the basis of such principles in effect on the Effective Date and consistent with those used in the preparation of the most recent audited financial statements described in Section 4.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit E, by the Guarantors in favor of the Administrative Agent, for the benefit of the Credit Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means each Subsidiary set forth on Schedule 4.22 and each other wholly-owned Domestic Subsidiary from time to time party to the Guarantee Agreement in accordance with Section 5.01(c), 6.13 or 6.15.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature (or any extract, component or derivative thereof) regulated pursuant to any Environmental Law, including, but not limited to, (a) those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements thereof and (b) any substance, pollutant or material defined as, or designated in, any Environmental Law as a “hazardous substance”, “toxic substance”, “hazardous material”, “hazardous waste”, “restricted hazardous waste”, “pollutant”, “toxic pollutant” or words of similar import.

“Hedging Agreement” means any and all rate swap transactions, foreign exchange transactions, credit derivative transactions and commodity transactions, including, but not limited to, basis swaps, forward transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Lenders (or Affiliates of the Lenders) under Hedging Agreements.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person, contingent or otherwise, relative to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances or similar facilities, in each case issued for the account of such Person; (c) the principal component of all Capital Lease Obligations of such Person; (d) the principal component of all Synthetic Lease Obligations of such Person; (e) net obligations of such Person in respect of Hedging Agreements; (f) all obligations of such Person for the deferred purchase price of property or services (other than trade payables less than 90 days past due and accrued liabilities, in each case incurred in the ordinary course of such Person’s business); (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (h) the liquidation value of all redeemable preferred Capital Securities of such Person; (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above; and (j) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. For all purposes hereof, (x) the amount of any net obligations under any Hedging Contract on any date shall be deemed to be the Swap Termination Value thereof on such date and(y) the amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Indenture” means the Indenture dated as of October 12, 2006 by and between the Borrower and the Trustee.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing substantially in the form of Exhibit I.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each month of each year, (b) with respect to any Daily LIBOR Loan, the last day of each month of each year and (c) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such LIBOR Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, in the case of a LIBOR Loan:

(a) initially, the period beginning on (and including) the Borrowing Date of such LIBOR Loan and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter, as the Borrower may elect (or, if such month has no numerically corresponding day, on the last Business Day of such month); and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as the Borrower may elect (or, if such month has no numerically corresponding day, on the last Business Day of such month);

provided that

(i) if the Borrower has or may incur Hedging Obligations in connection with the Revolving Loans, the Interest Period shall be of the same duration as the relevant period set under the applicable Lender Hedging Agreement;

(ii) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

(iii) no Interest Period may end later than the termination of this Agreement.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Borrowing. Except as provided in Sections 3.02(e), 3.04 and 3.05, LIBOR Borrowings shall be automatically continued as LIBOR Borrowings having an Interest Period of one month’s duration on the last day of the preceding Interest Period for such LIBOR Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuer” means RBS Citizens, N.A.

“Laws” means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Governmental Authority, as in effect from time to time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any Lender or the Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents (the “Lender Parties”) in connection with or arising from: (i) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties; (ii) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 4.06; (iii) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or (iv) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, Release or threatened Release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Lender Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender Party.

“Lender Hedging Agreement” means any Hedging Agreement entered into between the Borrower and a Lender (or an Affiliate of a Lender).

“Letter of Credit” has the meaning set forth in Section 2.09(a).

“Letter of Credit Commitment” means the commitment of the Issuer to issue Letters of Credit having an aggregate outstanding face amount up to $7,500,000; provided that the aggregate amount available for drawing under all outstanding Letters of Credit shall not exceed 10% of the Aggregate Revolving Commitment.

“Letter of Credit Documentation” has the meaning set forth in Section 2.09(a).

“Letter of Credit Exposure” means in respect of any Lender at any time, an amount equal to (a) the sum (without duplication) at such time of (i) the aggregate amount available for drawing under all outstanding Letters of Credit, (ii) the aggregate amount of unpaid drafts drawn on all Letters of Credit, and (iii) the aggregate unpaid Reimbursement Obligations, multiplied by (b) such Lender’s Revolving Percentage at such time.

“Letter of Credit Fees” has the meaning set forth in Section 3.03(c).

“LIBOR” means, with respect to any Borrowing for any Interest Period, the rate appearing on the appropriate Reuters page (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days before the beginning of such Interest Period (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%)).

“LIBOR Breakage Fee” has the meaning set forth in Section 3.06.

“LIBOR Loan”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“LIBOR Reserve Percentage” means, relative to any day of any Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Revolving Notes, the Security Documents, the Letter of Credit Documentation and all other agreements, instruments and documents executed or delivered in connection herewith.

“Loan Party” means any of the Borrower, the Guarantors or any account party under a Letter of Credit.

“Loans” means the Revolving Loans.

“London Banking Day” means a day on which dealings in Dollar deposits are transacted in the London interbank market.

“Managing Person” means, with respect to any Person that is (a) a corporation, its board of directors, (b) a limited liability company, its board of control, managing member or members, (c) a limited partnership, its general partner, (d) a general partnership or limited liability partnership, its managing partner or executive committee or (e) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Change” means any event, development or circumstance that has had or reasonably could be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to any Credit Party under any Loan Document.

“Material Foreign Subsidiary” means each direct or indirect Foreign Subsidiary as to which any of the following tests are or have at any time been met: (a) the Borrower’s and the other Subsidiaries’ investments in and advances to such Foreign Subsidiary is greater than or equal to five percent (5%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently completed Fiscal Year of the Borrower, (b) such Foreign Subsidiary’s proportionate share of the total assets (after intercompany eliminations) of the Borrower and its Subsidiaries on a consolidated basis is greater than or equal to five percent (5%) of the total assets of the Borrower and the Subsidiaries on a consolidated basis as of the last day of the most recently completed Fiscal Year of the Borrower, or (c) the income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles of such Foreign Subsidiary is greater than or equal to ten percent (10%) of the Net Income as of the last day of the most recently completed Fiscal Year.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage in form and substance satisfactory to the Administrative Agent securing the Aggregate Revolving Commitment granted by the Borrower or an Affiliate of the Borrower, as the case may be, encumbering all real property located in the State of New York and improvements thereon in which the Borrower or an Affiliate of the Borrower has an interest.

“Mortgage Documents” has the meaning set forth in Section 5.01(e)(iii).

“Multiemployer Plan” means a multiemployer plan as defined in section 4001(a)(3) of ERISA.

“Net Income” means for any period, the aggregate net income (or loss) of the Borrower and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, provided that the following items, without duplication, shall be excluded from the calculation of Net Income: (a) after-tax gains and losses from asset sales or abandonment or reserves relating thereto; (b) items classified as extraordinary, nonrecurring or unusual gains, losses or charges, and the related tax effects, each determined in accordance with GAAP (including business re-alignment and restructuring charges not to exceed $250,000 per fiscal quarter of the Borrower); (c) the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Subsidiary of the Borrower or is merged or consolidated with the Borrower or any Subsidiary of the Borrower; (d) the net income (but not loss) of any Subsidiary of the Borrower to the extent that the declaration of dividends, the making of intercompany loans or similar payments by that Subsidiary of that income is restricted by a contract, operation of law or otherwise; (e) any restoration to income of any contingency reserve; (f) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued); (g) income attributable to insurance proceeds, condemnation awards or litigation awards or settlements; and (h) any other non-cash gains and non-cash losses.

“Non-Financed Capital Expenditures” means, for any period, Capital Expenditures paid out of operating cash flow or with proceeds of the Revolving Loans, as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Obligations” means (a) the due and punctual payment of (i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans or the Letter of Credit Exposure, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Administrative Agent, the Lenders or the Issuer, or that are otherwise payable to the Administrative Agent, the Lenders or the Issuer, under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Loan Documents and (c) unless otherwise agreed upon in writing by the Lenders, all Hedging Obligations.

“OFAC” has the meaning set forth in Section 10.15(a).

“Organizational Documents” means as to any Person which is (a) a corporation, the certificate or articles of incorporation and by-laws of such Person, (b) a limited liability company, the certificate of formation or articles of organization and the limited liability company agreement or similar agreement of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Other Agents” has the meaning set forth in Section 9.10.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, other than Excluded Taxes.

“Participant” has the meaning set forth in Section 10.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Annex 1 to the Security Agreement or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any Investment after the Effective Date by the Borrower in any Person located within the United States, whose business operations are within the same scope of business operations as the Borrower, provided that (a) there are no then continuing Defaults or Events of Default, and immediately after giving effect to such Investment there will not be any Defaults or Events of Default, (b) no event or condition shall have occurred and be continuing that is likely to have a Material Adverse Effect, nor shall such Investment have a Material Adverse Effect or be reasonably expected to result in a Material Adverse Effect, (c) with respect to such Investment, the Borrower shall have submitted to each of the Credit Parties, not less than thirty (30) days before the Borrower becomes bound under any agreement to make such Investment: (i) a description of the transaction pursuant to which such Investment is to be made, accompanied by substantially final drafts of all material definitive documents for such transaction, (ii) pro forma financial statements for the Borrower and its Subsidiaries giving effect to such Investment, (iii) updated and revised financial projections which incorporate the Acquisition Target’s projected results of operations into the financial projections of the Borrower and its Subsidiaries then most recently submitted to the Credit Parties, projecting the compliance by the Borrower and its Subsidiaries with all covenants of this Agreement after giving effect to the Investment, (iv) a certification given by a Financial Officer of the Borrower to the effect that no Default or Event of

Default then exists and no Default, Event of Default is reasonably expected to occur upon or as a result of the proposed acquisition and demonstrating compliance with all financial covenants set forth in this agreement prior to and upon giving effect to such acquisition and (v) such acquisition is not reasonably expected to result in a Material Adverse Effect, (d) in the event that such acquisition is of Capital Securities, the Borrower shall, pursuant to Security Agreement, grant to the Administrative Agent a first priority security interest in all of the Capital Securities of such new Subsidiary, and each new Subsidiary shall, at the time it becomes a Subsidiary, execute such certifications, opinions, resolutions and documents as the Administrative Agent may reasonably require (consistent with the requirements of this Agreement) to cause such new Subsidiary to become a party to the Guarantee Agreement pursuant to the terms thereof and cause such new Subsidiary to execute and deliver or become a party to, the Security Agreement and such other Security Documents as the Administrative Agent shall deem necessary or advisable in order for such new Subsidiary to grant to the Administrative Agent a first security interest in the assets of such new Subsidiary, subject to the Permitted Encumbrances; (e) the board of directors of the Acquisition Target shall have approved the acquisition; and (f) the aggregate amount of all consideration payable for such acquisition, which when combined with the aggregate amount of all consideration paid or payable by the Borrower and its Subsidiaries pursuant to other Permitted Acquisitions occurring in the same Fiscal Year, shall not be more than $20,000,000.00.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 8.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case measuring within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or any successor thereto, or from Moody’s or any successor thereto;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000.00; and

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Stock” means, collectively, all Capital Securities upon which a Lien in favor of the Administrative Agent for the ratable benefit of the Lenders is purported to be created by the Security Agreement.

“Prime Rate” means a rate per annum equal to the rate of interest announced by RBS Citizens, N.A. in New York City from time to time as its “Prime Rate”. Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. The Borrower acknowledges that the Lenders may make loans to its customers above, at or below the Prime Rate.

“Property” means all types of real, personal, tangible, intangible or mixed property.

“Public Lender” has the meaning set forth in Section 6.02.

“Register” has the meaning set forth in Section 10.04(c).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” means, collectively, the obligation of the Borrower to the Issuer with respect to each Letter of Credit and all documents, instruments and other agreements related thereto, including the obligation of the Borrower to reimburse the Issuer for amounts drawn under such Letter of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in into, onto or through the environment.

“Repurchase Date” has the meaning given such term in the Indenture.

“Required Lenders” means, (a) at any time there are less than three (3) Lenders, the holders of 100% of the Aggregate Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the holders of 100% of the Aggregate Revolving Exposure then outstanding and (b) at any time there are three (3) or more Lenders, the holders of at least 51% of the Aggregate Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the holders of at least 51% of the Aggregate Revolving Exposure then outstanding.

“Requirement of Law” means as to any Person, its Organizational Documents and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means collectively, with respect to the Borrower and each Subsidiary: (a) any dividend or other payment or distribution, direct or indirect, on account of any equity interest in such Person now or hereafter outstanding, except a dividend or distribution payable solely in the same class or type of equity interest to the holders of that class or type; (b) any redemption, repurchase, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by such Person of any equity interest in such Person now or hereafter outstanding; (c) any payment made by such Person to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests in such Person now or hereafter outstanding; or (d) any payment by such Person of any management, consulting or similar fees which are not payments in amounts comparable to sums paid in the marketplace by entities comparable to the payor for similar services to unrelated employees for services actually performed.

“Revolving Commitment” means, with respect to each Lender having a Revolving Commitment, the commitment of such Lender to make Revolving Loans hereunder, as such commitment may be reduced from time to time pursuant to Section 2.05, increased pursuant to Section 2.11 or increased or reduced from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each applicable Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Exposure” means, with respect to any Lender as of any date, the sum as of such date of (a) the outstanding principal balance of such Lender’s Revolving Loans plus (b) such Lender’s Letter of Credit Exposure.

“Revolving Loan” means a Loan referred to in Section 2.01 and made pursuant to Section 2.03.

“Revolving Maturity Date” means August 8, 2016, or such earlier date upon which the Revolving Commitments shall terminate or the Revolving Commitments shall otherwise equal zero.

“Revolving Note” means, with respect to each Lender, a promissory note evidencing such Lender’s Revolving Loans payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C.

“Revolving Percentage” means, as of any date and with respect to each Lender, the percentage equal to a fraction (a) the numerator of which is the Revolving Commitment of such Lender on such date (or, if there are no Revolving Commitments on such date, on the last date upon which one or more Revolving Commitments were in effect), and (b) the denominator of which is sum of the Revolving Commitments of all Lenders on such date (or, if there are no Revolving Commitments on such date, on the last date upon which one or more Revolving Commitments were in effect).

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Secured Parties” means the “Secured Parties” as defined in the Security Documents.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit D, by the Borrower and the Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means, the Guarantee Agreement, the Security Agreement, the Mortgage Documents and each other security agreement, instrument or other document executed or delivered pursuant to Section 5.01, 6.13 or 6.15 to secure any of the Obligations.

“Solvent” means, on a particular date, the condition that on such date, (a) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the Borrower and the Guarantors will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each of the Borrower and the Guarantors will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability after taking into account probable payments by co-obligors.

“Specified Sales” means (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (b) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of similar replacement property, (c) the sale of residual ownership rights in vehicles and equipment upon the termination of operating leases, (d) Disposition of Inventory in the ordinary course of business.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent. Unless the context otherwise requires, “Subsidiary” means any Subsidiary of the Borrower.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreement relating to such Hedging Agreement and the amount of any cash collateral posted in respect thereof, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Funded Debt as of such date to (ii) Consolidated EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a Fiscal Quarter, for the immediately preceding four Fiscal Quarter period.

“Transactions” means (a) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) the incurrence of Extensions of Credit and (c) the use of the proceeds of the Revolving Loans.

“Trustee” means U.S. Bank National Association, in its capacity as trustee under the Indenture.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Daily LIBOR, LIBOR or the Base Rate.

“UCC” means, with respect to any jurisdiction, the Uniform Commercial Code as from time to time in effect in such jurisdiction.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02    Classification of Loans and Borrowings

For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by class and Type (e.g., a “LIBOR Revolving Borrowing”).

Section 1.03    Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04    Accounting Terms; GAAP; Accounting Changes

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, in the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower.

(b) Calculations made pursuant to Sections 7.12 and 7.13, and any other financial covenants set forth in Article 7, including for purposes of calculating the “Applicable Margin,” shall give effect, on a pro forma basis, to all acquisitions and dispositions made during the fiscal quarter or Fiscal

Year to which the required compliance relates, as if such acquisition or disposition had been consummated on the first day of the applicable period, provided that items of revenue and expense shall be based on actual amounts and not adjusted to give effect to potential savings and similar adjustments. Calculation of such financial covenants in connection with acquisitions and dispositions shall be based on the results of operations and financial position of the Borrower and its Subsidiaries set forth on the most recently delivered financial statements, adjusted, in the case of an acquisition, to give effect to any additional Indebtedness incurred in connection therewith and to include the results of operations and financial position of the target during the applicable period, and in the case of a disposition, to give effect to any repayment of Indebtedness in connection therewith and to exclude the results of operations and financial position for the applicable period of the assets so disposed of.

ARTICLE 2.    THE CREDITS

Section 2.01    Revolving Commitments

Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount up to an amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided that no Lender shall be permitted or required to make Revolving Loans to the Borrower in excess of an aggregate principal amount that will result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02    Revolving Loans and Borrowings

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Revolving Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required by this Agreement.

(b) Subject to Sections 3.02(e), 3.04 and 3.05, each Borrowing shall be comprised entirely of Base Rate Loans, Daily LIBOR Loans or LIBOR Loans, as applicable, in each case as the Borrower may request in accordance herewith. Each Lender at its option may make any Daily LIBOR Loan or LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Daily LIBOR Loan or LIBOR Loan, as the case may be, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Daily LIBOR Loan or LIBOR Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is equal to $500,000 or an integral multiple of $100,000 in excess thereof. At the time that each Daily LIBOR Borrowing is made, such Borrowing shall be in an aggregate amount that is equal to $500,000 or an integral multiple of $100,000 in excess thereof. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is equal to $250,000 or an integral multiple of $50,000 in excess thereof, provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the Available Revolving Commitment Amount. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) LIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

Section 2.03    Requests for Borrowings

To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, electronic transmission or delivery by facsimile or by hand of a Credit Request (a) in the case of a LIBOR Borrowing, not later than 1:00 p.m., New York City time, two (2) Business Days before the date of the proposed Borrowing or (b) in the case of a Daily LIBOR Borrowing or a Base Rate Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Credit Request shall be irrevocable and each telephonic request shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Credit Request. Each such telephonic, electronic and written Credit Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Daily LIBOR Borrowing, a LIBOR Borrowing or a Base Rate Borrowing;

(iv) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then, subject to Sections 3.02(e), 3.04 and 3.05, the requested Borrowing shall be a LIBOR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Credit Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

Section 2.04    Funding of Borrowings

(a) Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds as soon as practicable but in any event by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will, upon satisfaction of the conditions precedent hereunder to the funding thereof, make such Revolving Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Credit Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the such Lender and the Borrower agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate that would be otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing.

Section 2.05    Termination and Reduction of Revolving Commitments

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time (without premium or penalty) terminate, or from time to time reduce, the Revolving Commitments, provided that (i) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.07, the sum of the Revolving Exposures would exceed the total Revolving Commitments and (ii) each such reduction shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(c) Each reduction of the Revolving Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Revolving Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.05(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.05 shall be irrevocable. Any termination or reduction of the Revolving Commitments hereunder shall be permanent.

Section 2.06    Repayment of Revolving Loans; Evidence of Debt

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, the class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.06(b) or Section 2.06(c) shall, to the extent not inconsistent with any entries made in any Revolving Note, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement.

(e) The Revolving Loans of each Lender and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Revolving Notes payable to the order of such Lender (or, if such Revolving Note is a registered note, to such Lender and its registered assigns).

Section 2.07    Prepayment of Revolving Loans

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Agreement, including, without limitation, Section 3.06.

(b) If as of any date the Aggregate Revolving Exposure shall exceed the Aggregate Revolving Commitment, then in such event the Borrower shall immediately prepay the Revolving Loans by an amount necessary to eliminate any such excess (and if the Revolving Loans have been paid in full and the Letter of Credit Exposure of all Lenders is greater than zero, the Borrower shall deposit into the Cash Collateral Account an amount equal to 100% of such excess).

(c) In the event of any partial reduction or termination of the Revolving Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the Lenders of the sum of the Revolving Exposures after giving effect thereto and (ii) if such sum would exceed the total Revolving Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Revolving Borrowings in an amount sufficient to eliminate such excess; provided that if on the date of such a reduction of the Aggregate Revolving Commitment, the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment after giving effect to such reduction and, if the Revolving Loans have been paid in full and the Letter of Credit Exposure of all Lenders is greater than zero, the Borrower shall deposit into the Cash Collateral Account an amount in cash which would cause the balance on deposit in the Cash Collateral Account to equal 105% of such excess.

(d) The Borrower shall notify the Administrative Agent by telephone or electronic transmission (confirmed by facsimile) of any prepayment hereunder, (i) in the case of prepayment of a LIBOR Borrowing, not later than 12:00 noon, New York City time, two (2) Business Days before the date of prepayment or (ii) in the case of prepayment of a Daily LIBOR Borrowing or a Base Rate Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.07(a) shall be in an integral multiple of $500,000 and not less than $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.01.

Section 2.08    Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest or fees, or of amounts payable under Sections 3.05, 3.06, 3.07 or 10.03, or otherwise), or make funds available for automatic debiting, prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at 28 State Street, Boston, Massachusetts 02109, Attention: Kalens Herold and Karen P Rankin, or such other office as to which the Administrative Agent may notify the other parties hereto, except that payments pursuant to Sections 3.05, 3.06, 3.07 and 10.03 shall be made directly to the Persons entitled thereto; without limiting the foregoing, the Borrower hereby authorizes the Administrative Agent to charge Account No. 4008627528 maintained with the Administrative Agent for each such payment on the due date therefor. The Borrower further certifies that it holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Revolving Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Revolving Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Revolving Loans then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest, fees or commissions on, any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest, fees or commissions on, their respective Revolving Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due. In such event, if the Borrower has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.04, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Section until all such unsatisfied obligations are fully paid.

Section 2.09    Letters of Credit

(a) The Borrower may request the Issuer to issue commercial or standby letters of credit (the “Letters of Credit”; each, individually, a “Letter of Credit”) during the period from the Effective Date to the thirtieth Business Day prior to the Revolving Maturity Date, provided that immediately after the issuance of each Letter of Credit (A) the Letter of Credit Exposure of all Lenders would not exceed the Letter of Credit Commitment and (B) the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment. To request the issuance of a Letter of Credit, the Borrower shall notify the Administrative Agent and the Issuer by the delivery of a Credit Request, which shall be sent by facsimile in accordance with the Issuer’s standard procedures and shall be irrevocable (confirmed promptly, and in any event within five (5) Business Days, by the delivery to the Administrative Agent of a Credit Request manually signed by the Borrower), at least three (3) Business Days prior to the requested date of issuance (together with (x) to the extent requested by the Issuer and not previously delivered to the Administrative Agent and the Issuer, copies of all agreements between the Borrower and the beneficiary of such Letter of Credit pertaining to the issuance of such Letter of Credit and (y) a copy of the form of Letter of Credit (which shall be in form and substance satisfactory to the Issuer and the Administrative Agent), specifying (A) the beneficiary of such Letter of Credit, (B) the Borrower’s proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof, (C) the maximum amount to be available under such Letter of Credit, and (D) the requested dates of issuance and expiration. Such Credit Request shall be accompanied by a duly completed application for such Letter of Credit on such forms as may be made available from time to time by the Issuer and such other certificates, documents (including a reimbursement agreement) and other information as may be required by the Issuer in accordance with its customary procedures (collectively, the “Letter of Credit Documentation”). Upon receipt of such Credit Request from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to the satisfaction of the terms and conditions of this Agreement, the Issuer shall issue each requested Letter of Credit. In the event of any conflict between the provisions of this Agreement and any Letter of Credit Documentation, the provisions of this Agreement shall control.

(b) Each Letter of Credit shall (i) be denominated in Dollars, (ii) be issued for the account of the Borrower and in support of obligations, contingent or otherwise, of the Borrower arising in the ordinary course of business, and (iii) have an expiration date which shall be not later than one year from the date of issuance thereof, but in any event, with respect to all Letters of Credit, five Business Days before the Revolving Maturity Date, provided that the expiration date of such Letter of Credit may be extended or such Letter of Credit may be renewed (but in any event shall have an expiration date that is not later than five Business Days before the Revolving Maturity Date), provided, further, that any renewal, or any extension of any expiry date, of a Letter of Credit shall constitute the issuance of such Letter of Credit for all purposes of this Agreement.

(c) Immediately upon the issuance of a Letter of Credit, the Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Percentage thereof, in such Letter of Credit and the obligations of the Borrower with respect thereto and any security therefor and any guaranty pertaining thereto at any time existing.

(d) The Issuer shall promptly notify (i) each Lender of the Issuer’s receipt of a drawing request under any Letter of Credit, stating the amount of such Lender’s Revolving Percentage of such drawing request and the date on which such request will be honored and (ii) the Administrative Agent and the Borrower of the amount of such drawing request and the date on which such request will be honored. Any failure of the Issuer to give or any delay in the Issuer’s giving any such notice shall not release or diminish the obligations of the Borrower or any Lender hereunder. In determining whether to pay under any Letter of Credit, the Issuer shall have no obligation to any Lender or the Borrower other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. In the absence of gross negligence or willful misconduct on the part of the Issuer, the Issuer shall have no liability to any Lender or the Borrower for any action taken or omitted to be taken by it under or in connection with any Letter of Credit, including any such action negligently taken or negligently omitted to be taken by it.

(e) The Borrower shall pay to the Administrative Agent for the account of the Issuer on demand therefor, in Dollars in immediately available funds, the amount of all Reimbursement Obligations then owing to the Issuer under any Letter of Credit, together with interest thereon as provided in Section 3.01, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuer or any other Person. Provided that the conditions set forth in Section 5.02(b) shall have been satisfied, each drawing under any Letter of Credit unless otherwise reimbursed by the Borrower shall constitute a request by the Borrower to the Administrative Agent for a Borrowing of a Base Rate Revolving Loan in the amount of such drawing without regard to the minimum and multiple requirements specified in Section 2.02(c). The Borrowing Date with respect to such Borrowing shall be the date of such drawing. In the event that the Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to the Issuer when due, the Issuer shall promptly notify the Administrative Agent and each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of the Issuer, the amount of such Lender’s Revolving Percentage of such payment in Dollars in immediately available funds on the Business Day the Issuer so notifies such Lender if such notice is given prior to 12:00 noon or, if such notice is given after 12:00 noon, such Lender shall make its Revolving Percentage of such payment available to the Issuer prior to 12:00 noon on the next succeeding Business Day.

(f) If and to the extent any Lender shall not make such Lender’s Revolving Percentage of any Reimbursement Obligations available to the Issuer when due in accordance with Section 2.09(e), such Lender shall pay interest to the Issuer on such unpaid amount for each day from the date such payment is due until the date such amount is paid in full to the Issuer at the Federal Funds Effective Rate until (and including) the third Business Day after the date due and thereafter at the Base Rate. The obligations of the Lenders under this Section 2.09(f) are several and not joint or joint and several, and the failure of any Lender to make available to the Issuer its Revolving Percentage of any Reimbursement Obligations when due in accordance with Section 2.09(e) shall not relieve any other Lender of its obligation hereunder to make its Revolving Percentage of such Reimbursement Obligations so available when so due, but no Lender shall be responsible for the failure of any other Lender to make such other Lender’s Revolving Percentage of such Reimbursement Obligations so available when so due.

(g) Whenever the Issuer receives a payment of a Reimbursement Obligation from or on behalf of the Borrower as to which the Issuer has received any payment from a Lender pursuant to Section 2.09(e), the Issuer shall promptly pay to such Lender an amount equal to such Lender’s Revolving Percentage of such payment from or on behalf of the Borrower. If any payment by or on behalf of the Borrower and received by the Issuer with respect to any Letter of Credit is rescinded or must otherwise be returned by the Issuer for any reason and the Issuer has paid to any Lender any portion thereof, each such Lender shall forthwith pay over to the Issuer an amount equal to such Lender’s Revolving Percentage of the amount which must be so returned by the Issuer.

(h) Each Lender, upon the demand of the Issuer, shall reimburse the Issuer, to the extent the Issuer has not been reimbursed by the Borrower after demand therefor, for the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Issuer in connection with the collection of amounts due under, and the preservation and enforcement of any rights conferred by, any Letter of Credit or the performance of the Issuer’s obligations as issuer of the Letters of Credit under this Agreement in respect thereof, to the extent of such Lender’s Revolving Percentage of the amount of such costs and expenses provided, however, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent the same result solely from the gross negligence or willful misconduct of the Issuer. The Issuer shall refund any costs and expenses reimbursed by such Lender that are subsequently recovered from the Borrower in an amount equal to such Lender’s Revolving Percentage thereof.

(i) The obligation of the Borrower to reimburse the Issuer pursuant to this Section 2.09, and the obligation of each Lender to make available to the Issuer the amounts set forth in this Section 2.09 shall be absolute, unconditional and irrevocable under any and all circumstances, shall be made without reduction for any set-off, counterclaim or other deduction of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to any qualification or exception and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents, (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated in the Loan Documents or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit), (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (iv) the surrender or impairment of any collateral for the performance or observance of any of the terms of any of the Loan Documents, (v) the occurrence of any

Default or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.09, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or such Lender’s obligations hereunder. The Issuer shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuer. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuer (as finally determined by a court of competent jurisdiction), the Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 2.10    Cash Collateral Account

The Administrative Agent shall establish and maintain, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, a cash collateral account (the “Cash Collateral Account”). The Borrower shall from time to time make such deposits into the Cash Collateral Account as are required by this Agreement. The Borrower hereby pledges to the Administrative Agent for the benefit of the Credit Parties, a Lien on and security interest in the Cash Collateral Account and all sums at any time and from time to time on deposit therein (the Cash Collateral Account, together with all sums on deposit therein, being sometimes hereinafter collectively referred to as the “Cash Collateral”), as collateral security for the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The Borrower shall, at any time and from time to time at its expense, promptly execute and deliver to the Administrative Agent any further instruments and documents, and take any further actions, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Cash Collateral. The Borrower shall not (i) except as otherwise contemplated by this Agreement to repay Revolving Loans or Reimbursement Obligations, sell or otherwise dispose of any of the Cash Collateral, or (ii) create or permit to exist any Lien upon any of the Cash Collateral other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties. The Borrower hereby authorizes the Administrative Agent, promptly after each drawing under any Letter of Credit shall become due and payable, to apply any and all cash on deposit in the Cash Collateral Account towards the reimbursement of the Issuer for all sums paid in respect of such drawing, and all other Obligations which shall then be due and owing.

Section 2.11    Optional Increase in Aggregate Revolving Commitment

(a) At any time prior to the Revolving Maturity Date, the Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) request an increase the Aggregate Revolving Commitment. Such notice shall set forth the requested amount of the increase in the Aggregate Revolving Commitment and the date on which such increase is to become effective (which shall be not fewer than twenty days after the date of such notice), and shall offer each Lender the opportunity to increase its Revolving Commitment. Each Lender shall, by notice to the Borrower and the

Administrative Agent given not more than ten Business Days after the date of the Borrower’s notice, either agree to increase its Revolving Commitment or decline to increase its Revolving Commitment (and any Lender that does not deliver such a notice within such period of ten Business Days shall be deemed to have declined to increase its Revolving Commitment). In the event that the Lenders agree to increase their Revolving Commitments by an aggregate amount equal to or greater than the increase in the Aggregate Revolving Commitment requested by the Borrower, then the increase will be allocated among the Lenders in accordance with their respective Revolving Percentages, based on the Aggregate Revolving Commitment on the date of the Borrower’s notice of the requested increase in the Aggregate Revolving Commitment. In the event that, on the tenth Business Day after the Borrower shall have delivered a notice pursuant to the first sentence of this Section 2.11(a), the Lenders shall have agreed pursuant to the preceding sentence to increase their Revolving Commitments by an aggregate amount less than the increase in the Aggregate Revolving Commitment requested by the Borrower, the Borrower shall have the right to agree with one or more existing Lenders that such Lender’s or Lenders’ Revolving Commitments shall be increased, or to designate one or more financial institutions not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent). Upon execution and delivery by the Borrower and such Lender or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Revolving Commitment as therein set forth or such other financial institution shall become a Lender with a Revolving Commitment as therein set forth and all the rights and obligations of a Lender with a Revolving Commitment hereunder; provided that:

(i) no Event of Default shall have occurred and be continuing or result therefrom;

(ii) the aggregate amount of all increases on the Aggregate Revolving Commitment pursuant to this Section 2.11(a) shall not exceed $15,000,000;

(iii) the Revolving Commitment of each such other financial institution shall be not less than $5,000,000; and

(iv) immediately after such increase is made, the Aggregate Revolving Commitment shall not exceed $90,000,000.

(b) Upon any increase in the Aggregate Revolving Commitment pursuant to Section 2.11(a), the Lenders shall on the effective date of such increase, at the direction of the Administrative Agent, make appropriate adjustments among themselves in order to ensure that the amount (and Type) of the Borrowings outstanding to Borrower from each Lender under this Agreement (as of the effective date of such increase) are proportionate to the Lenders’ respective Revolving Percentages, after giving effect to any increase of the Revolving Commitment of any Lender and to any Revolving Commitment of any additional financial institution.

ARTICLE 3.    INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.01    Interest

(a) Base Rate Borrowings shall, in each case, bear interest at the Base Rate plus the Applicable Margin.

(b) Daily LIBOR Borrowings shall, in each case, bear interest at the Adjusted Daily LIBOR Rate in effect for such Borrowing plus the Applicable Margin.

(c) LIBOR Borrowings shall, in each case, bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(d) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then so long as such Event of Default is continuing, all principal of each Loan and each fee and other amount then due and payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 3.01(a), 3.01(b) or 3.01(c) or (ii) in the case of any other amount, 2% plus the Base Rate plus the Applicable Margin for Base Rate Revolving Loans.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to Section 3.01(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such LIBOR Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days (except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Daily LIBOR and LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly demonstrable error.

Section 3.02    Interest Elections

(a) Each Borrowing initially shall be of the Type specified in the applicable Credit Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Credit Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section 3.02. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Revolving Loans comprising such Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 3.02, the Borrower shall notify the Administrative Agent of such election (i) by electronic transmission or (ii) by telephone and facsimile by the time that a Credit Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each electronic or telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03 and this Section 3.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a Daily LIBOR Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request in respect of any LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to a Daily LIBOR Borrowing. Notwithstanding any contrary provision hereof, if a Default or an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default or an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Daily LIBOR Borrowing or a LIBOR Borrowing and (ii) unless repaid, (A) each Daily LIBOR Borrowing shall be converted to a Base Rate Borrowing at the end of the interest period applicable thereto and (B) each LIBOR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 3.03    Fees

(a) The Borrower shall pay to the Administrative Agent all fees and other amounts payable in the amounts and at the times set forth in the Fee Letter.

(b) The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with each Lender’s Revolving Percentage, a fee (the “Commitment Fee”), during the Availability Period, computed as follows: an amount, determined periodically as hereinafter set forth, equal to the product of (i) the Applicable Margin multiplied by (ii) the average daily Available Revolving Commitment Amount during such period. The Commitment Fee shall be payable (i) quarterly in arrears on the last Business Day of each March, June, September and December during such period, commencing on September 30, 2011, (ii) on the date of any reduction in the Revolving Commitment (to the extent of such reduction) and (iii) on the Revolving Maturity Date. The Commitment Fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(c) The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender’s Revolving Percentage, commissions (the “Letter of Credit Fees”) with respect to standby Letters of Credit for the period from and including the date of issuance of each thereof through the expiration date thereof, at a rate per annum equal to the Applicable Margin for LIBOR Revolving Loans, in each case on the average daily maximum amount available under any contingency to be drawn under such Letter of Credit. The Letter of Credit Fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such day following the Effective Date, and on the date that the Revolving Commitments shall expire. In addition to the Letter of Credit Fees, the Borrower shall pay to the Issuer, for its own account, its standard fees and charges customarily charged to customers similar to the Borrower with respect to any Letter of Credit.

(d) The Borrower shall pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and such Credit Party in connection with the transactions contemplated hereby.

(e) Fees and other amounts paid shall not be refundable under any circumstances. All commitment fees shall be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.04    Alternate Rate of Interest

In the event that the Borrower shall have requested a Daily LIBOR Loan or a LIBOR Loan in accordance with Section 2.03 or 3.02 and the Administrative Agent, in its sole discretion, shall have determined that: (i) Dollar deposits in the relevant amount and for the relevant Interest Period (as the case may be) are not available to any Lender in the London interbank market; or (ii) by reason of circumstances affecting any Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining Daily LIBOR or LIBOR applicable to the relevant Interest Period; or (iii) Daily LIBOR or LIBOR no longer adequately and fairly reflects any Lender’s cost of funding Loans, then, upon notice from the Administrative Agent to the Borrower, the obligations of the Lenders under Sections 2.03 and 3.02 to make or continue any Loans as, or to convert any Loans into, Daily LIBOR Loans or LIBOR Loans of such duration shall forthwith be suspended until the Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist. Upon receipt of any such notice from the Administrative Agent, the Borrower may revoke any pending request for the making or continuation of Daily LIBOR Loans or LIBOR Loans, or any conversion of Loans into Daily LIBOR Loans or LIBOR Loans, or, failing that, the Borrower will be deemed to have converted such request into a request for the making of a Base Rate Loan or the conversion of such Daily LIBOR Loans or LIBOR Loans into a Base Rate Loan on the amount specified in such request.

Section 3.05    Increased Costs; Illegality

(a) If, after the Effective Date, any Change in Law shall:

(i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, any Credit Party or shall impose on any Credit Party or on the London interbank market any other condition affecting Daily LIBOR Loans or LIBOR Loans or any Credit Party’s obligation to make Daily LIBOR Loans or LIBOR Loans; or

(ii) shall impose on any Credit Party any other condition affecting the Daily LIBOR Loans or LIBOR Loans or any Credit Party’s obligation to make Daily LIBOR Loans or LIBOR Loans;

and the result of any of the foregoing is to increase the cost to such Credit Party of making or maintaining Daily LIBOR Loans or LIBOR Loans, or to reduce the amount of any sum received or receivable by such Credit Party under this Agreement with respect thereto, by an amount deemed by such Credit Party to be material, then, within fifteen (15) days after demand by such Credit Party, the Borrower shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such increased cost or reduction.

(b) If any Change in Law affects or would affect the amount of capital required or expected to be maintained by any Credit Party, or Person controlling any Credit Party, and such Credit Party determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Revolving Commitments or the Extensions of Credit made by such Credit Party is reduced to a level below that which such Credit Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Credit Party to the Borrower and the Administrative Agent, the Borrower shall immediately pay directly to such Credit Party additional amounts sufficient to compensate such Credit Party or such controlling Person for such reduction in rate of return. A statement of such Credit Party as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, a Credit Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(c) A certificate of a Credit Party setting forth in reasonable detail the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in Section 3.05(a) or 3.05(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that Change in Law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain the Revolving Loans as, or to convert the Revolving Loans into, a Daily LIBOR Loan or a LIBOR Loan, then any such Daily LIBOR Loans and LIBOR Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Borrower and the Administrative Agent that the circumstances causing such suspension no longer exist, and (i) all Daily LIBOR Loans of such type shall automatically convert into Base Rate Loans at the end of the then current interest period with respect thereto or sooner, if required by such Change in Law and (ii) all LIBOR Loans of such type shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such Change in Law.

(e) Failure or delay on the part of any Lender or the Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.05 shall not constitute a waiver of such Lender’s or the Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuer pursuant to the foregoing provisions of this Section 3.05 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.06    Break Funding Payments

Upon any prepayment of a LIBOR Loan on any day that is not the last day of the relevant Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by each Lender, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that such Lender may sustain as a result of such default or payment. The Borrower understands, agrees and acknowledges that: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Loan, (ii) LIBOR may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by such Lender. The Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not such Lender elects to purchase, sell and/or match funds.

Section 3.07    Taxes

(a) All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes. In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Indemnified Taxes or Other Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to the applicable Credit Party an official receipt or other documentation satisfactory to such Credit Party evidencing such payment to such authority; and (iii) pay to such Credit Party such additional amount or amounts as is necessary to ensure that the net amount actually received by such Credit Party will equal the full amount such Credit Party would have received had no such withholding or deduction been required. Moreover, if any Indemnified Taxes or Other Taxes are directly asserted against a Credit Party with respect to any payment received by such Credit Party hereunder, such Credit Party may pay such Indemnified Taxes or Other Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Credit Party after the payment of such Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes on such additional amount) shall equal the amount such Credit Party would have received had not such Indemnified Taxes or Other Taxes been asserted. If the Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to a Credit Party the required receipts or other required documentary evidence, the Borrower shall indemnify such Credit Party for any incremental Indemnified Taxes or Other Taxes, interest or penalties that may become payable by such Credit Party as a result of any such failure.

(b) Each Lender that is not a “United States person” within the meaning of section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to the receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (i) upon the written request of the Administrative Agent promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under the then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement and (ii) promptly notify the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption or reduction. Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any sums payable to such Lender. No Borrower shall be required to pay any additional amount to any Foreign Lender under this Section 3.07 (i) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 3.07(b) or (ii) if such Lender shall have failed to satisfy the provisions of this Section 3.07(b) on the date such Lender became a Lender or ceases to act for its own account with respect to any payment under any of the Loan Documents. Nothing in this Section 3.07(b) shall relieve the Borrower of its obligation to pay any amounts due pursuant to this Section 3.07 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate. The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 3.07(b).

(c) Upon request of the Administrative Agent, each Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(d) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or back-up withhold, as the case may be, any tax or other amount from payment made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent and the Borrower therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 3.07(d), and costs and expenses (including fees and expenses of legal counsel) of the Administrative Agent and the Borrower. The obligation of the Lenders under this Section 3.07 shall survive the termination of the Revolving Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(e) If a payment made to the Issuer or any Lender hereunder would be subject to U.S. federal withholding tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Credit Party has complied with such Credit Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f) Notwithstanding anything to the contrary contained in this Section 3.07, (i) the Borrower shall have no obligation or liabilities under Section 3.07(a) with respect to any Lender that fails to comply with the requirements of this Section 3.07 and (ii) each Lender shall at all times endeavor reasonably and in good faith to minimize the obligations and liabilities, if any, of the Borrower under this Section 3.07.

Section 3.08    Mitigation Obligations

If any Lender requests compensation under Section 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.07, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05 or 3.07, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 3.09    Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees under Section 3.03(b) shall cease to accrue on that portion of such Defaulting Lender’s Revolving Commitment that remains unfunded;

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which adversely affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(c) if any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the contingent obligations of the Lenders in respect of such Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders Credit Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner satisfactory to the Administrative Agent for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 3.09(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.03(c) with respect to such cash collateralized portion of the Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 3.09(c), then the fees payable to the Lenders pursuant to Section 3.03(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentage; and

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 3.09(c), then, without prejudice to any rights or remedies of the Administrative Agent or any Lender hereunder, all fees payable to the Lenders pursuant to Section 3.03(c) with respect to such Defaulting Lender’s Letter of Credit Exposure that is neither cash collateralized nor reallocated shall be payable to the Administrative Agent until such Letter of Credit Exposure is fully cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, the Administrative Agent shall not be required to issue, amend, renew, increase or extend any Letter of Credit unless it is satisfied, it its sole discretion, that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 3.09(c), and participating interests in any such newly issued, amended, renewed, increased or extended Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.09(c)(i) (and the Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and subject to any applicable Requirements of Law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of any Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if such payment is (x) a prepayment of the principal amount of any Borrowing and (y) made at a time when the conditions set forth in Section 5.02 are satisfied, such payment shall be applied solely to prepay the Borrowings of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Borrowings of any Defaulting Lender.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date the Letter of Credit Exposure of Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Borrowings of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Borrowings in accordance with its Revolving Percentage. Except as expressly modified by this Section 3.09, the performance by the Borrower under any Loan Document shall not be excused or otherwise modified as a result of this Section 3.09.

Section 3.10    Assignment of Committed Sums Under Certain Circumstances

In the event that any Lender becomes a Defaulting Lender, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interest, rights and obligations under this Agreement to one or more other financial institutions acceptable to the Borrower (unless an Event of Default has occurred and is continuing) and the Administrative Agent (which in each case shall not be unreasonably withheld), which shall assume such obligations; provided that (i) no such assignment shall conflict with any Requirement of Law and (ii) the Borrower or the assignee or assignees, as the case may be, shall pay to each affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Borrowings made by it hereunder and all other amounts accrued for its account or owed to it hereunder. Upon receipt by the applicable Lender of all amounts required to be paid to such Lender pursuant to this Section 3.10, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Acceptance on behalf of such Lender, and any such Assignment and Acceptance so executed by the Administrative Agent and the assignee shall be effective for purposes of this Section 3.10 and Section 10.04. A Lender shall not be required to make any such assignment if, prior to the Administrative Agent’s approval of such assignment, the circumstances entitling the Borrower to require such assignment cease to apply.

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.01    Organization; Powers

Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on the Business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.02    Authorization; Enforceability

The Transactions are within the corporate, partnership or other analogous powers of each of the Borrower and the Subsidiaries to the extent it is a party thereto and have been duly authorized by all necessary corporate, partnership or other analogous and, if required, equityholder action. Each Loan Document has been duly executed and delivered by each of the Borrower and the Subsidiaries to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

Section 4.03    Governmental Approvals; No Conflicts

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or except where the failure to obtain such consent or approval could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, except where any such violation could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, except where any such default could not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries (other than Liens permitted by Section 7.02).

Section 4.04    Financial Condition; No Material Adverse Change

(a) The Borrower has heretofore furnished to the Administrative Agent its consolidated and consolidating balance sheets and statements of income, stockholders equity and cash flows of the Borrower and the Subsidiaries as of and for the Fiscal Year ended June 30, 2010, reported on by the Accountants, and its quarterly consolidated financing statement for the fiscal quarter ending March 31, 2011. The consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and consolidated Subsidiaries as of such dates and for the indicated periods in accordance with GAAP and are consistent with the books and records of the Borrower (which books and records are correct and complete).

(b) Since May 31, 2011, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole.

Section 4.05    Properties

(a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Subsidiaries owns, or is entitled to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06    Litigation and Environmental Matters

(a) Except for the matters disclosed on Schedule 4.06 (collectively, “Disclosed Matters”), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, (iii) have received notice of any claim with respect to any Environmental Liability or (iv) know of any basis for any Environmental Liability.

Section 4.07    Compliance with Laws and Agreements; No Default

Each of the Borrower and the Subsidiaries is in material compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property. No Default or Event of Default has occurred and is continuing.

Section 4.08    Investment Company

Neither the Borrower nor any of its Subsidiaries is required to register as an “investment company”, as defined in the Investment Company Act of 1940.

Section 4.09    Taxes

Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP and satisfactory to the Administrative Agent, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10    ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of

Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.11    Disclosure

None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to any Credit Party in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.12    Subsidiaries

Schedule 4.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Guarantor, in each case as of the Effective Date.

Section 4.13    Insurance

Schedule 4.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 4.14    Labor Matters

As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violations, individually and in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. All material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 4.15    Solvency

Immediately following the consummation of the Transactions and thereafter following the making of each Loan and after giving effect to the application of the proceeds of such Loan, the Borrower shall be Solvent.

Section 4.16    Security Documents

(a) The Security Documents are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and, when (i) the property constituting such Collateral (for which possession is required for perfection) is delivered to the Administrative Agent, (ii) the financing statements in appropriate form are filed in the jurisdictions specified on Section 1(b) of the Perfection Certificate and (iii) all other applicable filings under the Uniform Commercial Code or otherwise that are required under the Loan Documents are made, the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

(b) When the applicable Security Documents are filed in the United States Patent and Trademark Office and the United States Copyright Office, such Security Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrower and the Guarantors in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Borrower and the Guarantors after the date hereof).

(c) The Mortgages are effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on the real property an improvements thereon more particularly described in each such Mortgage and when filed in the land records of the appropriate jurisdiction where such real property is located shall constitute a fully perfected first mortgage lien upon such real property and improvements, subject only to permitted liens described therein. The Mortgages shall not be recorded unless the Required Lenders elect, after the occurrence of a Default or an Event of Default, to record such Mortgages. The Borrower agrees to pay all costs of recordation of the Mortgages, including without limitation, all recording taxes and costs, documentary taxes, transfer taxes and the like, and shall cause to be delivered to the Administrative Agent (i) mortgagee title insurance policies issued by the title insurers reasonably satisfactory to the Administrative Agent in amounts satisfactory to the Administrative Agent (which policies shall include, without limitation, a “last dollars” endorsement) and (ii) and such other instruments, documents and agreements in connection with the recording of the Mortgages and the granting of a Lien on the property covered by the Mortgages in favor of the Administrative Agent as the Administrative Agent may reasonably request, including, without limitation, an opinion of counsel to the Borrower in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Borrower, the Mortgages or such other instruments, documents and agreements as the Administrative Agent shall reasonably requests.

Section 4.17    Federal Reserve Regulations

(a) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 4.18    Convertible Senior Notes

As of the Effective Date, the aggregate principal balance outstanding under the Convertible Senior Notes is not greater than $29,650,000.

Section 4.19    Use of Proceeds

The proceeds of the Extensions of Credit will be used as set forth in Section 6.09.

ARTICLE 5.    CONDITIONS

Section 5.01    Effective Date

The obligations of the Lenders and the Issuer to make Extensions of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a Revolving Note for each Lender each signed on behalf of the Borrower.

(c) The Administrative Agent shall have received counterparts of the Guarantee Agreement signed on behalf of each Guarantor and the Borrower.

(d) The Administrative Agent shall have received counterparts of the Security Agreement signed on behalf of the Borrower and each Guarantor, together with the following:

(i) any stock certificates or other instruments representing the Pledged Stock owned by or on behalf of the Borrower as of the Effective Date;

(ii) stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and other instruments;

(iii) all instruments and other documents, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement;

(iv) a completed Perfection Certificate, dated the Effective Date and signed by a Vice President or a Financial Officer of the Borrower, together with all attachments contemplated thereby; and

(v) such other documents as the Administrative Agent may reasonably require in connection with the perfection of its security interests in the Collateral.

(e) The Administrative Agent shall have received counterparts of the Mortgage signed on behalf of the Borrower, together with the following:

(i) a written negative pledge agreement in form and substance satisfactory to the Administrative Agent which is recordable among the land records in which any real property of the Borrower or any of its Affiliates is located;

(ii) a survey, in form and substance satisfactory to the Bank, of the Designated Real Property certified by a licensed professional surveyor satisfactory to the Bank; and

(iii) such other instruments, documents and agreements in connection with the execution, delivery and recording of the Mortgage and the granting of a Lien on the property covered by the Mortgages in favor of the Administrative Agent as the Administrative Agent may reasonably request (collectively with the Mortgages, the “Mortgage Documents”).

(f) The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Effective Date) from Bingham McCutchen LLP, on behalf of the Borrower, substantially in the form of Exhibit B and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(g) The Administrative Agent shall have received a certificate from the secretary of the Borrower and each Guarantor attaching (i) a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary corporate action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize the execution, delivery and performance of the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers and (iv) attaching a certificate of good standing of the secretary of state (or other relevant Governmental Authority) of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business for which failure to be so qualified could reasonably be expected to result in a Material Adverse Change.

(h) The Administrative Agent shall have received Uniform Commercial Code, tax, bankruptcy and judgment lien search reports with respect to each applicable public office where Liens are or may be filed disclosing that there are no Liens of record in such official’s office covering any Collateral or showing the Borrower or any Guarantor as debtor thereunder (other than Permitted Encumbrances and Liens set forth on Schedule 7.02).

(i) The Administrative Agent shall have received the Effective Date Certificate, dated the Effective Date and signed by an Authorized Signatory of the Borrower.

(j) The Administrative Agent shall have received the fees payable by the Borrower on the Effective Date under the Fee Letter and all other fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

(k) The Administrative Agent shall have received evidence satisfactory to it that the insurance required by Section 6.11 is in effect.

(l) There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for in the Loan Documents and no action or proceeding by or before any Governmental Authority has been commenced and is pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith.

(m) All material approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by the Loan Documents shall have been obtained and shall be in full force and effect, and all required notices have been given and all required waiting periods shall have expired.

(n) The Lenders shall be reasonably satisfied (i) that there shall be no litigation or administrative proceeding, or regulatory development, that would reasonably be expected to have a Material Adverse Effect and (ii) with the current status of, and the terms of any settlement or other resolution of, any litigation or other proceedings brought against the Borrower.

(o) The Lenders shall be reasonably satisfied that no Material Adverse Change has occurred since May 31, 2011.

(p) The Administrative Agent shall have received evidence satisfactory to it that the Borrower shall be in pro forma compliance with Section 7.12 on the Effective Date after giving effect to the Transactions.

(q) The Administrative Agent shall have received evidence satisfactory to it that the Borrower has terminated or will otherwise be released from its obligations under all existing credit facility agreements, if any, and that all liens, if any, covering the Collateral shall have been released or terminated and that all other obligations, if any, with respect thereto shall have been fully and finally extinguished, including, without limitation, the Existing Mortgage.

(r) The Administrative Agent and each Lender shall have completed, and be reasonably satisfied in all respects with the scope and results of, its ongoing due diligence investigation of the business, assets, operations, financial, legal and other condition, prospects and material agreements and existing and contingent liabilities and obligations of the Borrower and its Subsidiaries and of any other relevant affiliates of the Borrower.

(s) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(t) The Administrative Agent shall have received such other documentation as it may reasonably require in connection with the effectiveness of this Agreement.

The Administrative Agent shall notify the Borrower and the Credit Parties of the Effective Date, and such notice shall be conclusive and binding.

Section 5.02    Each Extension of Credit

The obligation of each Lender to make an Extension of Credit is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in each Loan Document shall be true and correct on and as of the date of such Extension of Credit, except to the extent such representations and warranties relate to an earlier date.

(b) At the time of and immediately after giving effect to such Extension of Credit, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Credit Request meeting the requirements of Section 2.03 or Section 2.09(a), as the case may be.

Each Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 5.02.

ARTICLE 6.    AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Extension of Credit, all Reimbursement Obligations and all fees and other amounts (other than contingent indemnity obligations that survive termination hereof) payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01    Payment of Obligations

The Borrower will pay the Obligations in full when and as due at such times as required by this Agreement or the other Loan Documents. Without limitation to the foregoing, the Revolving Loan shall be paid in full on or before the Maturity Date.

Section 6.02    Financial Statements and Other Information

The Borrower will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by the Accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within ninety (90) days after the end of each Fiscal Year, (i) its consolidating balance sheets and related statements of income and stockholders’ equity as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year and (ii) unaudited financial information for each of the Borrower’s business lines, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year, (i) its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year and (ii) unaudited financial information for each of the Borrower’s business lines, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower (each a “Compliance Certificate”), (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) reasonably detailed calculations demonstrating compliance with Sections 7.12 and 7.13 and (B) the Guarantors as of the date of such certificate, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the Accountants stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) within forty-five (45) days of the end of each Fiscal Year, the annual operating budget (including a balance sheet, income statement, statement of cash flows and assumptions relating to the budget) for the Borrower’s consolidated operations;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(h) promptly following a request therefor, all documentation and other information that any Lender reasonably requests in writing as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “Public” which, at a minimum, shall mean that the word “Public” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “Public”, the Borrower shall be deemed to have authorized the Administrative Agent, the Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitutes Information, they shall be treated as set forth in Section 10.16 of this Agreement; (y) all Borrower Materials marked “Public” are permitted to be made available through a portion of the Platform designed “Public Investor;”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “Public” as being suitable only for posting on a portion of the Platform not designed “Public Investor”.

Section 6.03    Notices of Material Events

(a) The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding Five Hundred Thousand Dollars ($500,000.00); and

(iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.03(a) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b) The Borrower will furnish to the Administrative Agent and each Lender:

(i) contemporaneously with the issuance thereof, a copy of all notices to the Trustee pursuant to section 10.01 or 11.01 of the Indenture and copies of all notices issued to the holders of the Convertible Senior Notes pursuant to section 10.03 or 11.01 of the Indenture;

(ii) contemporaneously with the receipt by the Borrower thereof, copies of each “Designated Event Repurchase Notice”, as such term is defined in the Indenture;

(iii) contemporaneously with the issuance by the Borrower, copies of each “Designated Event Company Notice”, as such term is defined in the Indenture;

(iv) contemporaneously with the issuance thereof, copies of each “Conversion Notice”, as such term is defined in the Indenture;

(v) contemporaneously with the receipt or issuance thereof, copies of all notices or requests received or issued by the Borrower in connection with the Indenture or the Convertible Senior Notes;

(vi) notice of any default or “Event of Default” occurring under the Indenture, concurrently with the occurrence thereof;

(vii) immediate notice of any amendment of the Indenture; and

(viii) contemporaneously with the occurrence thereof, notice of the occurrence of a “Designated Event”, as such term is defined in the Indenture.

Section 6.04    Existence; Conduct of Business

The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its (a) legal existence, (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03, and (c) continue their business lines substantially as in effect on the Effective Date.

Section 6.05    Payment of Tax Liabilities

The Borrower will, and will cause each of the Subsidiaries to pay its liabilities for Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) the Collateral is not subject to sale, forfeiture or loss during such proceedings, and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.06    Maintenance of Properties

The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.07    Books and Records; Inspection Rights; Collateral Audits

The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, and to conduct audits of the Collateral (all at the Borrower’s expense, which shall be reasonable and customary for such inspections and audits) all at such reasonable times and as often as reasonably requested (and with respect to audits of the Collateral, so long as no Event of Default exists, not more frequently than once every year).

Section 6.08    Compliance with Laws

The Borrower will, and will cause each of the Subsidiaries to, be in compliance with all laws, rules, regulations and orders of any Governmental Authority materially applicable to it or its assets and properties.

Section 6.09    Use of Proceeds

The proceeds of the Revolving Loans will be used only (a) to refinance the outstanding Indebtedness on the Effective Date, (b) to fund short-term and long term permanent working capital, (c) to finance repurchases of the Borrower’s Capital Securities to the extent permitted by Section 7.08 and (d) for general corporate purposes not inconsistent with the terms hereof. No part of the proceeds of any Loan or any drawing under any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

Section 6.10    Information Regarding Collateral

(a) The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, (ii) the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of One Hundred Thousand Dollars ($100,000.00) is located (including the establishment of any such new office or facility), (iii) the identity or organizational structure of any Loan Party such that a filed financing statement becomes misleading or (iv) the Federal Taxpayer Identification Number of any Loan Party. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to clauses (a) and (b) of Section 6.02, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section, and (ii) certifying that the Loan Parties are in compliance with all of the terms of the Security Documents.

Section 6.11    Insurance

The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, (a) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and (i) with respect to insurance covering the Collateral, such insurance shall contain a standard loss payable clause and shall name the Administrative Agent for the ratable benefit of the Secured Parties as sole loss payee thereto, and (ii) with respect to liability insurance, such insurance shall be endorsed to provide that the Administrative Agent, in its capacity as such, shall be an additional insured; and (iii) with respect to all such insurance, provide that thirty (30) days’ prior written notice of any cancellation thereof shall be given to the Administrative Agent, and (b) such other insurance as may be required pursuant to the terms of any Security Document.

Section 6.12    Casualty and Condemnation

(a) The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

(b) If any event described in Section 6.12(a) results in insurance proceeds, condemnation awards or other similar proceeds, the Administrative Agent is authorized to collect such proceeds and, if received by the Borrower or any Subsidiary, such proceeds shall be paid over to the Administrative Agent, provided that (i) to the extent that the Borrower or any of the Subsidiaries intends to use any such proceeds to repair, restore, reinvest or replace assets of the Borrower or any of the Subsidiaries, the Administrative Agent shall, to the extent expressly required by the terms of the Security Documents, deliver such proceeds to the Borrower, (ii) otherwise, the Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, apply such proceeds to pay the Obligations in such order of application as determined by the Required Lenders, and (iii) all proceeds of business interruption insurance shall be paid over to the Borrower unless a Default or Event of Default has occurred and is continuing.

(c) If such proceeds retained by or paid over to the Administrative Agent as provided in Section 6.12(a) or 6.12(b) continue to be held by the Administrative Agent on the date that is one hundred eighty (180) days after the receipt of such proceeds, then such proceeds shall be applied to pay the Obligations.

Section 6.13    Additional Subsidiaries

(a) If any Domestic Subsidiary is formed or acquired after the Effective Date, the Borrower will notify the Administrative Agent and the Lenders in writing thereof within thirty (30) days after the date on which such Subsidiary is formed or acquired and (a) the Borrower will cause such Domestic Subsidiary to (i)become a party to the Guarantee Agreement in the manner provided therein and execute and deliver, or become a party to, each applicable Security Documents in the manner provided therein, in each case within thirty (30) days after the date on which such Subsidiary is formed or acquired, and (ii) promptly take such actions to create and perfect Liens on such Domestic Subsidiary’s assets to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request and (b) if any Capital Securities issued by any such Domestic Subsidiary are owned or held by or on behalf of the Borrower or any Subsidiary Guarantor or any loans, advances or other debt is owed or owing by any such Domestic Subsidiary to the Borrower or any Subsidiary Guarantor, the Borrower will cause all of such Capital Securities of any Domestic Subsidiary and all promissory notes and other instruments evidencing such loans, advances and other debt to be pledged pursuant to the Security Agreement within thirty (30) days after the date on which such Domestic Subsidiary is formed or acquired.

(b) If any Foreign Subsidiary is formed or acquired after the Effective Date, the Borrower will notify the Administrative Agent and the Lenders in writing thereof within thirty (30) days after the date on which such Foreign Subsidiary is formed or acquired, and if any loans, advances or other debt is owed or owing by any such Foreign Subsidiary to the Borrower or any Subsidiary Guarantor, the Borrower will cause all promissory notes and other instruments evidencing and all promissory notes and other instruments evidencing such loans, advances and other debt (excluding intercompany accounts payable incurred in the ordinary course of business) to be pledged pursuant to the Security Agreement within thirty (30) days after the date on which such Foreign Subsidiary is formed or acquired.

(c) If any Subsidiary which is formed or acquired after the Effective Date constitutes a Material Foreign Subsidiary or if at any time any Subsidiary becomes a Material Foreign Subsidiary, within (60) days thereafter, the Borrower will pledge to the Administrative Agent or cause to be pledged to the Administrative Agent sixty-five percent (65%) of the outstanding Capital Securities of such Material Foreign Subsidiary by delivery to the Administrative Agent of (i) a complete copy of the organizational documents of such Subsidiary, together with a certificate of status or good standing if such certificates are issued by the jurisdiction of formation, (ii) a duly executed supplement or amendment to the Security Agreement and other such agreements, instruments, and documents, in form and substance satisfactory to the Administrative Agent, as may be required under the applicable laws (including but not limited to the laws of the jurisdiction of formation) to effectuate a fully enforceable pledge of such Capital Securities to the Administrative Agent for the benefit of the Secured Parties, (iii) the original certificates for such Capital Securities, together with undated stock powers for such certificates, executed in blank, or if any shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been granted to and perfected by the Administrative Agent for the benefit of the Secured Parties, in accordance with the applicable sections under Articles 8 and 9 of the UCC or other similar or local or foreign law that may be applicable, and (iv) an opinion of counsel satisfactory to the Administrative Agent opining as to matters in connection with such Subsidiary and the pledge of Capital Securities described in this Section 6.13(c) as may be reasonably requested by the Administrative Agent.

Section 6.14    Environmental Compliance

The Borrower shall, and shall cause each of its Subsidiaries to, use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where noncompliance with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 6.15    Further Assurances

(a) The Borrower will, and will cause each Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower and the Guarantors.

(b) If during any fiscal year of the Borrower, the Borrower or any Guarantor shall acquire any single Property having a value of $50,000 or more, or Properties in the aggregate having a value of $100,000 or more (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Guarantors to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 6.15(a), all at the expense of the Borrower and the Guarantors.

Section 6.16    Cash Management.

Within 120 days after the Effective Date, the Borrower shall maintain its primary deposit and cash management with RBS Citizens, N.A. and its Affiliates.

Section 6.17    Collateral Access Agreements

The Borrower shall use its reasonable efforts to deliver to the Administrative Agent, within 120 days after the Effective Date, such Collateral Access Agreements and non-disturbance agreements (each in form and substance satisfactory to the Administrative Agent) with the lessors of real property leased by the Borrower as the Administrative Agent shall request.

ARTICLE 7.    NEGATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Extension of Credit, all Reimbursement Obligations and all fees and other amounts (other than contingent liability obligations that survive termination hereof) payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 7.01    Indebtedness

(a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness in respect of the Obligations;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 7.01;

(iii) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (iii) shall not exceed $5,000,000.00 at any time outstanding;

(iv) Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed $2,000,000.00 at any time outstanding;

(v) Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor;

(vi) Guarantees by the Borrower of Indebtedness of any Guarantor and by any Guarantor of Indebtedness of the Borrower or any other Guarantor;

(vii) other unsecured Indebtedness of the Borrower and the Guarantors in an aggregate principal amount not exceeding $2,000,000.00 at any time outstanding;

(viii) unsecured Indebtedness of LeCroy Japan Corporation (i) to Mizuho Bank in amounts not to exceed 100,000,000 Yen and (ii) Tokyo Mitsubishi Bank not to exceed 50,000,000.00 Yen;

(ix) unsecured Indebtedness of LeCroy SA under an overdraft facility in amounts not to exceed 1,000,000.00 Swiss Francs;

(x) unsecured Indebtedness under the Convertible Senior Notes not to exceed $29,650,000.00 in aggregate principal amount;

(xi) unsecured Indebtedness of LeCroy SA provided that (A) the amount of such Indebtedness does not exceed $7,000,000, (B) the proceeds of such Indebtedness are immediately distributed to the Borrower as a dividend and used by the Borrower for general working capital purposes, and (C) in the event that such Indebtedness is guaranteed by the Borrower, the Borrower’s obligations under such guarantee are subordinated to the obligations of the Borrower to the Administrative Agent and the Lenders on terms and conditions, and pursuant to a written agreement, reasonably satisfactory to the Administrative Agent; and

(xii) Indebtedness in an aggregate amount not in excess of $100,000 outstanding at any time in respect of a factoring arrangement entered into by a Loan Party in respect of certain of its accounts receivable.

(b) The Borrower will not, and it will not permit any Subsidiary to, (i) issue any preferred equity securities unless the issuance of such preferred equity securities is on terms and conditions reasonably satisfactory to the Administrative Agent, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of Capital Securities of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of Capital Securities other than Capital Securities of the Borrower pursuant to any employee benefit plan, except as permitted under Section 7.08.

Section 7.02    Liens

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 7.02, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary; (ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and (iii) such lien secures Indebtedness that is authorized by Section 7.01(a)(ii) of this Agreement;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, provided that (i) such security interests secure Indebtedness permitted by clause (iii) of Section 7.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and

(f) Liens to secure Indebtedness permitted by clause (xii) of Section 7.01(a).

Section 7.03    Fundamental Changes

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Capital Securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing:

(i) any Subsidiary may: (x) merge with any Person only in an acquisition transaction that is a Permitted Acquisition expressly permitted under the terms and conditions of Section 7.04(d) of this Agreement and provided that the surviving entity becomes a Guarantor and pledges its assets to secure its liabilities under the Guarantee Agreement and the

Capital Securities thereof is pledged to secure the Obligations to the extent contemplated by the definition of a “Permitted Acquisition” and Section 7.04(d), (y) merge into the Borrower in a transaction in which the Borrower is the surviving entity, and (z) any Subsidiary may merge into any Guarantor in a transaction in which such Guarantor is the surviving entity;

(ii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to any Guarantor; and

(iii) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of its assets in a transaction that is expressly permitted by Section 7.05 of this Agreement; and

(iv) any Domestic Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly-owned Domestic Subsidiary of the Borrower.

(b) The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses directly related thereto.

(c) The Borrower will not, and will not permit any Subsidiary to, liquidate or dissolve.

(d) The Borrower will not change its address, and the Borrower will not, without providing thirty days (30) prior written notice to the Administrative Agent, permit any Domestic Subsidiary to change its address.

Section 7.04    Investments, Loans, Advances, Guarantees and Acquisitions

The Borrower will not, and will not permit any of the Subsidiaries to make any Investments except:

(a) Permitted Investments;

(b) Investments existing on the date hereof and set forth in Schedule 7.04; provided that loans (excluding intercompany transactions made in the ordinary course of business) by the Borrower and the Subsidiaries to Foreign Subsidiaries which are not Guarantors shall not at any time exceed $5,000,000 in aggregate amount;

(c) Investments made by the Borrower in the Capital Securities of any Guarantor and investments made by any Guarantor in the Capital Securities of any other Guarantor, provided that any such Capital Securities owned by the Borrower or any Guarantor shall be pledged pursuant to the Security Documents;

(d) Permitted Acquisitions; provided that the aggregate amount of consideration for all Permitted Acquisitions entered into by the Borrower and/or its Subsidiaries in any Fiscal Year shall not exceed $20,000,000.00;

(e) loans or advances made by the Borrower to any Guarantor and loans or advances made by any Guarantor to the Borrower or any other Guarantor, provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note which shall be pledged pursuant to the Security Documents; and

(f) acquisitions made by the Borrower from any Guarantor and made by any Guarantor from the Borrower or any other Guarantor.

Section 7.05    Dispositions

No Loan Party or Subsidiary of a Loan Party shall make any Disposition or enter into any agreement to make any Disposition without the consent of the Required Lenders, except:

(a) Specified Sales;

(b) Dispositions made by the Borrower to any Guarantor and Dispositions made by any Guarantor to the Borrower or any other Guarantor; and

(c) Dispositions not otherwise permitted under this Section 7.05; provided that (i) no Default or Event of Default has occurred and is continuing at the time of such Disposition or upon giving effect to such Disposition, including after calculation of the financial covenants set forth in Sections 7.12 and 7.13 on both an accrual and pro forma basis, (ii) the aggregate fair market value all property disposed of in reliance upon this clause (c) shall not exceed $1,000,000.00 in the aggregate, and (iii) any Dispositions permitted under this clause (c) shall be made for fair value and not less than 75% of the consideration therefor shall consist of cash.

Section 7.06    Sale and Lease-Back Transactions

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except that the Borrower and/or the Subsidiaries in the absence of any continuing Defaults or Events of Default may enter in sale and lease-back transactions relating to “demonstration equipment” provided that after giving effect to each such transaction the aggregate amount of all obligations incurred with respect to all such transactions would not exceed $5,000,000.00 and no Defaults or Events of Default would then exist.

Section 7.07    Hedging Agreements

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.08    Restricted Payments

The Borrower will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay for or make (contingently or otherwise), directly or indirectly, any Restricted Payment, except that:

(a) the Borrower may declare and pay dividends with respect to its Capital Securities payable solely in additional shares of its Capital Securities;

(b) any Subsidiary may declare and pay dividends with respect to its Capital Securities to the Borrower or any Guarantor; and

(c) so long as no Default or Event of Default exists and is continuing, prior to and after giving effect to such repurchase, including but not limited to full compliance with all of the financial covenants set forth in this Agreement, the Borrower may repurchase outstanding shares of its Capital Securities in an aggregate amount of up to $5,000,000.00 in any Fiscal Year.

Section 7.09    Transactions with Affiliates

The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arms-length basis from unrelated third parties, provided that this Section shall not apply to any transaction that is permitted under Section 7.01, 7.03, 7.04, 7.05 or 7.08, between or among the Loan Parties and not involving any other Affiliate.

Section 7.10    Restrictive Agreements

The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Securities or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of this Section shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.11    Amendment of Material Documents

The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under any of its Organizational Documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Administrative Agent or any Lender.

Section 7.12    Financial Covenants

(a) The Borrower shall not permit the Total Leverage Ratio as of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending September 30, 2011) to be greater than 3.50 to 1.00.

(b) The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending September 30, 2011) to be less than 2.00 to 1.00.

Section 7.13    Capital Expenditures

The Borrower shall not, at any time, permit Capital Expenditures made or obligated to be made by the Borrower and its Subsidiaries to exceed $15,000,000.00 in any Fiscal Year, tested annually, at the end of each Fiscal Year.

Section 7.14    Amendments to Convertible Senior Notes and Indenture; Prepayment of Convertible Senior Notes

The Borrower will not agree to any amendments to the Indenture or the Convertible Senior Notes, except for any amendments to the Indenture and the Convertible Senior Notes (a) under which the holders thereof waive their rights to require the Borrower to redeem or repurchase the Convertible Senior Notes on the First Repurchase Date or any other Repurchase Date, (b) which have the effect of extending the First Repurchase Date, or any other Repurchase Date, from the date presently set forth in the Convertible Senior Notes and the Indenture to a date not less than one hundred eighty (180) days after the Revolving Maturity Date, and (c) which, in connection with the foregoing, modify the conversion price. The Borrower will not redeem or repurchase any Convertible Senior Notes prior to the First Repurchase Date or any other respective stated Repurchase Date, or prepay any principal, premium or interest upon the Convertible Senior Notes prior to any stated payment or maturity date; except that, in the absence of any continuing Defaults or Events of Default, the Borrower may redeem, repurchase, or prepay any principal, premium or interest amounts under the Convertible Senior Notes on the respective stated Repurchase Date therefor, provided that, prior to, and after giving effect to, each such redemption, repurchase, or prepayment transaction:

(a) the Borrower is in full compliance with all of the terms and conditions set forth in this Agreement and the other Loan Documents; and

(b) no Defaults or Events of Default would then exist.

Section 7.15    Changes in Fiscal Year

The Borrower will not permit the fiscal year of the Borrower to end on a day other than the Saturday that is closest to June 30 of each year in accordance with the definition of the term “Fiscal Year”, or change the Borrower’s method of determining fiscal quarters, in each case, as determined consistent with the past practice.

ARTICLE 8.    EVENTS OF DEFAULT

Section 8.01    Events of Default

Each of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or in respect of any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b) the Borrower shall fail (i) to pay any interest on any Extension of Credit or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under any Loan Document, when and as the same shall become due and payable or (ii) to make any deposit into the Cash Collateral Account when required hereby, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading (whether because of misstatement or omission) when made or deemed made; or

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.03, 6.04(a), 6.09 or 6.13 or in Article 7; or

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clauses (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of thirty (30) days after such Loan Party shall have obtained knowledge thereof; or

(f) (i) the Borrower or any other Loan Party (A) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedging Agreements) having an aggregate principal amount of more than $1,000,000.00, or (B) shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there shall occur under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which the Borrower or any other Loan Party is the Defaulting Party (as defined in such Hedging Agreement) or (B) any Termination Event (as so defined) under such Hedging Agreement as to which the Borrower or any Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Loan Party as a result thereof is greater than the $1,000,000.00; or

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h) the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) the Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(j) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000.00 shall be rendered against the Borrower or any Guarantor or any combination thereof and the same shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Guarantor to enforce any such judgment; or

(k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding (i) $500,000.00 in any year or (ii) $2,000,000.00 for all periods; or

(l) any provision of any Loan Document (except for any Assignment And Acceptance), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of the Obligations, shall cease to be in full force and effect and such cessation shall have a Material Adverse Effect, or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of an act or omission by the Administrative Agent or as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents; or

(n) a Change of Control shall occur; or

(o) any failure of the common stock of the Borrower to be listed for trading on a U.S. national securities exchange; or

(p) any “Default,” “Event of Default,” or “Designated Event,” as such terms are defined in the Indenture shall occur, any Notice of Default under section 5.05 of the Indenture shall be issued, or any of any of the following notices shall be issued by or to the Borrower under or with respect to the Indenture or the Senior Convertible Notes: (i) “Notice of Default” under section 4.02 or 9.08 of the Indenture; (ii) “Notice of Redemption” pursuant to section 10.01 or 10.03 of the Indenture; (iii) “Repurchase Notice” as defined in section 11.01 of the Indenture; (iv) “Designated Event Repurchase Notice,” as defined in section 12.01 of the Indenture; (v) “Designated Event Company Notice,” as defined in section 12.02 of the Indenture; or “Conversion Notice” as defined in section 13.02 of the Indenture; or

(q) the occurrence of any default by any Loan Party of its obligations under any or in connection with any loan or other credit accommodations from any Lender; or

(r) a Material Adverse Change shall occur.

Section 8.02    Contract Remedies

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof,

(a) in the case of an Event of Default specified in clauses (g) or (h) of Section 8.01, without declaration or notice to the Borrower, the Revolving Commitments (including the Letter of Credit Commitment) shall immediately and automatically terminate, and the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and

(b) in all other cases, upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare all of the Revolving Commitments (including the Letter of Credit Commitment) to be terminated forthwith, whereupon such Revolving Commitments (including the Letter of Credit Commitment) shall immediately terminate, or declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the event that the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 8.02, (i) the Administrative Agent (A) upon the direction of the Required Lenders, shall proceed to enforce the rights of the holders of the Revolving Notes and the Reimbursement Obligations by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (B) may exercise any and all rights and remedies provided to the Administrative Agent by the Loan Documents and applicable law and (ii) the Borrower shall deposit Cash Collateral in the Cash Collateral Account in an amount equal to the Letter of Credit Exposure after giving effect to all payments required under this Section 8.02. Except as otherwise expressly provided in the Loan Documents, the Borrower expressly waives presentment, demand, protest and all other notices of any kind in connection with the Loan Documents. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

Section 8.03    Application of Funds

After any exercise of remedies in accordance with the provisions of Section 8.02 (or after the Loans have automatically become immediately due and payable and the Borrower automatically shall have been required to deposit Cash Collateral in the Cash Collateral Account in respect of the Letter of Credit Exposure as required by Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order: First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including attorney costs and amounts payable under Section 3.07 of this Agreement) payable to the Administrative Agent in its capacity as such; Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including attorney costs and amounts payable under Section 3.07), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them; Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them; Fourth, to (x) payment of that portion of the Obligations constituting unpaid principal of the Loans and (y) the Administrative Agent for the account of the Issuer, to provide Cash Collateral for that portion of the Reimbursement Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them; Fifth, to payment of that portion of the Obligations arising out or pertaining to any Lender Hedging Agreement and to that portion of the Obligations payable to any Lender and described in clause (a)(ii) of the definition of Obligations; Sixth, to payment of all other Obligations not specifically enumerated above; and Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law. Amounts used to provide Cash Collateral for the Reimbursement Obligations pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 9.    AGREEMENT AMONG LENDERS

Section 9.01    Administrative Agent

(a) Each Lender appoints RBS Citizens, N.A. as Administrative Agent (and RBS Citizens, N.A. accepts such appointment) and as its nominee and agent, in its name and on its behalf: (i) to act as its nominee and on its behalf in, under and in accordance with all Loan Documents; (ii) to arrange the means whereby its funds are to be made available to the Borrower under the Loan Documents; (iii) to take any action that it properly requests under the Loan Documents (subject to the concurrence of other Lenders as may be required under the Loan Documents); (iv) to receive all documents and items to be furnished to it under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, recipient, and similar party in respect of any collateral for the benefit of the Lenders; (vi) to promptly distribute to it all material information, requests, documents, and items received from the Borrower under the Loan Documents; (vii) to promptly distribute to it its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents (including without limitation, environmental notices, notices of default and all financial statements and Compliance Certificates); and (viii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from it. However, the Administrative Agent shall not be required to take any action that exposes it to personal liability or that is contrary to any Loan Document or applicable Law.

(b) If the initial or any successor Administrative Agent ever ceases to be a party to this Agreement or if the initial or any successor Administrative Agent ever resigns (whether voluntarily or at the request of the Required Lenders), then the Required Lenders shall appoint the successor Administrative Agent from among the Lenders with Revolving Commitments of at least $10,000,000 (other than the resigning the Administrative Agent). If the Required Lenders fail to appoint a successor Administrative Agent within thirty (30) days after the resigning Administrative Agent has given notice of resignation or the Required Lenders have removed the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower, which shall not be unreasonably withheld or delayed (provided that no such consent shall be required if a Default or Event of Default has occurred and is continuing), appoint a successor Administrative Agent, which shall be a commercial bank having a combined capital and surplus of at least $1,000,000,000 (as shown on its most recently published statement of condition). Upon its acceptance of appointment as successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all of the rights, remedies, powers, privileges and benefits of the prior Administrative Agent, and the prior Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under the Loan Documents (but, when used in connection with Letters of Credit issued and outstanding before the appointment of the successor Administrative Agent, the “Administrative Agent” shall continue to refer solely to RBS Citizens, N.A.), and each Lender shall execute such documents as any Lender, the resigning or removed Administrative Agent, or the successor Administrative Agent reasonably request to reflect the change. After any Administrative Agent’s resignation or removal as Administrative Agent under the Loan Documents, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

(c) RBS Citizens, N.A., in its capacity as a Lender, has the same rights, remedies, powers, privileges and benefits under the Loan Documents as any other Lender and may exercise those rights, remedies, powers, privileges and benefits as if it were not acting as the Administrative Agent; the term “Lender” shall, unless the context otherwise indicates, include RBS Citizens, N.A.; and RBS Citizens, N.A.’s resignation or removal as Administrative Agent shall not impair or otherwise affect any rights, remedies, powers, privileges or benefits that it has or may have in its capacity as a Lender. Each Lender and the Borrower agrees that the Administrative Agent is not a fiduciary for the Lenders or for the Borrower but simply is acting in the capacity described in this Agreement to alleviate administrative burdens for the Borrower and the Lenders, that the Administrative Agent has no duties or responsibilities to the Lenders or the Borrower except those expressly set forth in the Loan Documents, and that RBS Citizens, N.A. in its capacity as a Lender has all rights, remedies, powers, privileges and benefits of any other Lender.

(d) The Administrative Agent may now or hereafter be engaged in one or more loan, letter of credit, leasing or other financing transaction with the Borrower, act as trustee or depositary for the Borrower, or otherwise be engaged in other transactions with the Borrower (the “other activities”) not the subject of the Loan Documents. Without limiting the rights, remedies, powers, privileges and benefits of the Lenders specifically set forth in the Loan Documents, the Administrative Agent is not responsible to account to the Lenders for those other activities, and no Lender shall have any interest in any other activities, any present or future guaranties by or for the account of the Borrower that are not contemplated or included in the Loan Documents, any present or future offset exercised by the Administrative Agent in respect of those other activities, any present or future property taken as security for any of those other activities, or any property now or hereafter in the Administrative Agent’s possession or control that may be or become security for the obligations of the Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents, or instruments related to any of those other activities (but, if any payments in respect of those guaranties or that property or the proceeds thereof is applied by the Administrative Agent to reduce the Obligation, then each Lender is entitled to share ratably in the application as provided in the Loan Documents).

Section 9.02    Expenses

Each Lender shall pay its pro rata share of any reasonable expenses (including, without limitation, court costs, reasonable attorneys’ fees, and other costs of collection) incurred by the Administrative Agent (while acting in such capacity) in connection with any of the Loan Documents if the Administrative Agent is not reimbursed from other sources within thirty (30) days after incurrence. Each Lender is entitled to receive its pro rata share of any reimbursement that it makes to the Administrative Agent if the Administrative Agent is subsequently reimbursed from other sources.

Section 9.03    Proportionate Absorption of Losses

Except as otherwise provided in the Loan Documents, nothing in the Loan Documents gives any Lender any advantage over any other Lender insofar as the Obligations are concerned or to relieve any Lender from ratably absorbing any losses sustained with respect to the Obligations (except to the extent unilateral actions or inactions by any Lender result in the Borrower or any other obligor on the Obligations having any credit, allowance, setoff, defense, or counterclaim solely with respect to all or any part of that Lender’s pro rata share of the Obligations).

Section 9.04    Delegation of Duties; Reliance

The Lenders may perform any of their duties or exercise any of their rights, remedies, powers, privileges and benefits under the Loan Documents by or through the Administrative Agent, and the Lenders and the Administrative Agent may perform any of their duties or exercise any of their rights, remedies, powers, privileges and benefits under the Loan Documents by or through their respective representatives, officers, directors, employees, attorneys, and agents. The Administrative Agent, the Lenders and their respective representatives, officers, directors, employees, attorneys and agents (a) are entitled to rely upon (and shall be protected in relying upon) any written or oral statement believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by the Administrative Agent or such Lender (but nothing in this clause (a) shall permit the Administrative Agent to rely on (i) oral statements if a writing is required by this Agreement or (ii) any other writing if a specific writing is required by this Agreement), (b) are entitled to deem and treat each Lender as the owner and holder of its Revolving Commitment and its Extensions of Credit for all purposes until, subject to Section 10.04, written notice of the assignment or transfer is given to and received by the Administrative Agent (and any request, authorization, consent or approval of any Lender is conclusive and binding on each subsequent holder, assignee or transferee of, or a Participant in, such Lender’s Revolving Commitment and Extensions of Credit until that notice is given and received), (c) are not deemed to have notice of the occurrence of a Default or Event of Default unless a responsible officer of the Administrative Agent, who handles matters associated with the Loan Documents and the transactions thereunder, has actual knowledge or the Administrative Agent has been notified by a Lender or the Borrower, and (d) are entitled to consult with legal counsel (including counsel for the Borrower), independent accountants, and other experts selected by the Administrative Agent and are not liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of counsel, accountants or experts.

Section 9.05    Limitation of the Administrative Agent’s Liability

(a) Neither the Administrative Agent nor any of its representatives, officers, directors, employees, attorneys or agents will be liable for any action taken or omitted to be taken by it or them under the Loan Documents in good faith and believed by it or them to be within the discretion or power conferred upon it or them by the Loan Documents or be responsible for the consequences of any error of judgment (except for fraud, gross negligence or willful misconduct), and neither the Administrative Agent nor any of its representatives, officers, directors, employees, attorneys or agents has a fiduciary relationship with any Lender by virtue of the Loan Documents (but nothing in this Agreement negates the obligation of the Administrative Agent to account for funds received by it for the account of any Lender).

(b) Unless indemnified to its satisfaction, the Administrative Agent may not be compelled to do any act under the Loan Documents or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Documents. If the Administrative Agent requests instructions from the Lenders, or Required Lenders, as the case may be, with respect to any act or action in connection with any Loan Document, the Administrative Agent is entitled to refrain (without incurring any liability to any Person by so refraining) from that act or action unless and until it has received instructions. In no event, however, may the Administrative Agent or any of its representatives, officers, directors, employees, attorneys or agents be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Lender has any right of action against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting under this Agreement in accordance with instructions of Required Lenders, or, if unanimity is required, in accordance with instructions of all Lenders.

(c) The Administrative Agent is not responsible to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon the Administrative Agent in respect of, (i) the creditworthiness of the Borrower or any Guarantor and the risks involved to such Lender, (ii) the effectiveness, enforceability, genuineness, validity or due execution of any Loan Document (other than by the Administrative Agent), (iii) any representation, warranty, document, certificate, report or statement made therein (other than by the Administrative Agent) or furnished thereunder or in connection therewith, (iv) the adequacy of any collateral now or hereafter securing the Obligations or the existence, priority or perfection of any Lien now or hereafter granted or purported to be granted on the collateral under any Loan Document, or (v) the observance of or compliance with any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or any Guarantor. EACH LENDER AGREES TO INDEMNIFY THE ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS AND HOLD THEM HARMLESS FROM AND AGAINST (BUT LIMITED TO SUCH LENDER’S PRO RATA SHARE OF) ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, REASONABLE EXPENSES, AND REASONABLE DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER THAT MAY BE IMPOSED ON, ASSERTED AGAINST, OR INCURRED BY THEM IN ANY WAY RELATING TO OR ARISING OUT OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THE LOAN DOCUMENTS IF THE ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS ARE NOT REIMBURSED FOR SUCH AMOUNTS BY THE BORROWER. ALTHOUGH THE ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN ORDINARY NEGLIGENCE, THE ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES, OFFICERS, DIRECTORS,

EMPLOYEES, ATTORNEYS AND AGENTS DO NOT HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

Section 9.06    Delegation of Duties by the Administrative Agent

The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and any sub-agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such sub-agent with the approval of the Administrative Agent (such appointing sub-agent is referred to in this Section 9.06 as an “Appointing Sub-Agent”). The Administrative Agent and each such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Article 9 and of Section 10.03(b) shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 9 and of Section 10.03(b) shall apply to each such sub-agent and to the Affiliates of each such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or an Appointing Sub-Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Borrower and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and, if applicable, an Appointing Sub-Agent and not to the Borrower, Lender or any other Person and the Borrower, any Lender or any other Person shall not have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent; provided that, notwithstanding anything herein to the contrary, (x) the Administrative Agent shall remain solely responsible for the performance of its obligations under the Loan Documents and for any actions and/or omissions by any agent and/or sub-agent of the Administrative Agent and (y) the Administrative Agent’s rights, remedies, powers, privileges, and benefits and obligations under the Loan Documents shall remain unchanged.

Section 9.07    Default; Collateral

If the Administrative Agent receives notice of a Default or an Event of Default from the Borrower or any Lender, the Administrative Agent shall notify the Lenders of such Default or Event of Default and the Lenders agree to promptly confer in order that the Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights, remedies, powers, privileges, and benefits of the Lenders. Unless and until the Administrative Agent receives directions from the Required Lenders, the Administrative Agent shall refrain from taking any action (without incurring any liability to any Person for so refraining), provided that, unless and until the Administrative Agent has received such directions, the Administrative Agent may, at its option, take such actions as it deems appropriate without the direction of the Required Lenders in circumstances where the ability of the Lenders to recover the Obligations may otherwise be materially impaired. In actions with respect to any property of the Borrower or any Guarantor, the Administrative Agent is acting for the ratable benefit of each Lender. The Administrative Agent shall hold, for the ratable benefit of all Lenders, any security it receives for the Obligations or any guaranty of the Obligations it receives upon or in lieu of foreclosure.

Section 9.08    Limitation of Liability

No Lender or any Participant will incur any liability to any other Lender or Participant except for acts or omissions in bad faith, and neither the Administrative Agent nor any Lender or Participant will incur any liability to any other Person for any act or omission of any other Lender or any Participant.

Section 9.09    Relationship of Lenders

The Loan Documents, and the documents delivered in connection therewith, do not create a partnership or joint venture among the Administrative Agent and the Lenders or among the Lenders.

Section 9.10    Other Agents

None of the banks or other Persons identified on the cover page of this Agreement, in the preamble to this Agreement or otherwise in this Agreement as a “collateral agent”, “syndication agent”, “documentation agent”, “lead arranger” or “joint lead arranger” (collectively, the “Other Agents”) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

Section 9.11    Collateral Matters

(a) Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents for the ratable benefit of the Lenders. Each Lender agrees that any action taken by the Administrative Agent concerning any Collateral with the consent of, or at the request of, the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the other Loan Documents, and the exercise by the Administrative Agent (with the consent of, or at the request of, the Required Lenders) of powers concerning the Collateral set forth in any Loan Document, together with other reasonably incidental powers, shall be authorized and binding upon all Lenders.

(b) The Administrative Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time before a Default or an Event of Default, to take any action with respect to any Collateral or the Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted by the Security Documents.

(c) The Administrative Agent has no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Borrower or any Guarantor or is cared for or protected.

(d) The Administrative Agent shall exercise the same care and prudent judgment with respect to the Collateral and the Security Documents as it normally and customarily exercises in respect of similar collateral and security documents.

(e) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien upon any Collateral (i) upon full payment of the Obligations; (ii) constituting property being sold or disposed of as permitted under Section 7.05, if the Administrative Agent determines that the property being sold or disposed is being sold or disposed in accordance with the requirements and limitations of Section 7.05 and the Administrative Agent concurrently receives all mandatory prepayments with respect thereto, if any, in accordance with Section 7.05; (iii) constituting property in which the Borrower nor any Guarantor owned any interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or a Guarantor under a lease that has expired or been terminated in a transaction permitted under this Agreement or is about to expire and that has not been, and is not intended by the Borrower or any Guarantor to be, renewed; (v) consisting of an instrument evidencing Indebtedness pledged to the Administrative Agent (for the benefit of the Lenders), if the Indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Required Lenders subject to Section 10.02. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral under this Section 9.11(e).

Section 9.12    Benefits of Agreement

None of the provisions of this Article 9 inure to the benefit of the Borrower or any other Person other than the Administrative Agent and the Lenders; consequently, none of the Borrower, any Guarantor nor any other Person is entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of the Administrative Agent or any Lender to comply with these provisions.

ARTICLE 10.    MISCELLANEOUS

Section 10.01    Notices

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic transmission, as follows:

(i) if to Borrower, to:

LeCroy Corporation
700 Chestnut Ridge Road
Chestnut Ridge, New York 10977
Attention: Thomas H. Reslewic and Sean B O’Connor
Telephone: 845-425-2000
Facsimile: 845-578-5989
e-mail: Tom.Reslewic@lecroy.com and
sean.oconnor@lecroy.com

     with a copy to:

Bingham McCutchen LLP
One Federal Street
Boston, Massachusetts 02110-1726
Attention: Marion Giliberti Barish, Esq.
Telephone: 617-951-8801
Facsimile: 617-951-8736
e-mail: marion.barish@bingham.com

(ii) if to Administrative Agent, to:

RBS Citizens, N.A.
711 Westchester Avenue
3rd Floor, Suite 302
White Plains, New York 10604
Attention: Anthony M. Selvaggio
Senior Vice President
Telephone: 914-288-8719
Facsimile: 914-288-8452
e-mail: Anthony.M.Selvaggio@citizensbank.com

     with a copy to:

Emmet, Marvin & Martin, LLP
120 Broadway
New York, New York 10271
Attention: Richard S. Talesnick, Esq.
Facsimile: (212) 238-3100
e-mail: rtalesnick@emmetmartin.com

(iii) if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(c) Notices and other communications to the Lenders and the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 or 3 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.02    Waivers; Amendments

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Extension of Credit, or reduce the rate of interest thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce any fees or other amounts payable under the Loan Documents, or reduce the amount of any scheduled reduction of any Revolving Commitment, without the written consent of each Credit Party affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Extension of Credit, or any interest thereon, or any fees or other amounts payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of reduction or expiration of any Revolving Commitment, without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by any Loan Document, without the written consent of each Credit Party, (v) change any of the provisions of this Section 10.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release of any substantial portion of the Collateral from the Liens of the Loan Documents (except as expressly provided in this Agreement or in the Security Agreement), without the consent of each Lender, and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuer hereunder without the prior written consent of the Administrative Agent or the Issuer, as the case may be.

Section 10.03    Expenses; Indemnity; Damage Waiver

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses (other than Taxes) incurred by any Credit Party, including the fees, charges and disbursements of any counsel (including any in-house counsel, whether or not on an out-of-pocket basis) for any Credit Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03, or in connection with the Extensions of Credit made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Extensions of Credit or during any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect.

(b) The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Extensions of Credit or the use of the proceeds, (iii) any Lender’s Environmental Liability or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or that such indemnity relates to Taxes.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 10.03(a) or 10.03(b), each Lender severally agrees to pay to the Administrative Agent an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is the sum of such Lender’s Revolving Commitment (or, if the Revolving Commitments have been terminated, the such Lender’s Revolving Exposure) and the denominator of which is the sum of the total of all Lenders’ Revolving Commitments (or, if the Revolving Commitments have been terminated, the Aggregate Revolving Exposure, and in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 10.03 shall be payable promptly but in no event later than thirty days after written demand therefor.

Section 10.04    Successors and Assigns

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate or an Approved Fund of a Lender, the Borrower, the Issuer and the Administrative Agent shall give its prior written consent to such assignment (such consents shall not be unreasonably withheld, conditioned or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not in each case be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with, unless otherwise agreed by the Administrative Agent, a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and provided further, that any consent of the Borrower otherwise required under this Section 10.04(b) shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under the Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.05, 3.06, 3.07 and 10.03). Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this Section 10.04(b) shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(e). Notwithstanding anything to the contrary, an assignee Lender shall not be entitled to receive any greater payment under Sections 3.05 or 3.07 than the assigning Lender would have been entitled to receive with respect to the interest so assigned unless the assignment of such interest is made with the Borrower’ prior written consent

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent clearly demonstrable error, and the Borrower and each Credit Party may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Credit Party, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower or any Credit Party, sell participations to one or more banks or other entities other than the Borrower or any Affiliate of the Borrower (each such bank or other entity being called a “Participant”) in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Revolving Commitment and the Revolving Loans owing to it), provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of any Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to Section 10.04(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.05 and 3.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.09(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.05 or 3.07 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.07 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.07(b) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05    Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 3.05, 3.06, 3.07 and 10.03 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Revolving Commitments or the termination of this Agreement or any provision hereof.

Section 10.06    Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Agreement and any separate letter agreements with respect to fees payable to any Credit Party constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07    Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.08    Right of Setoff

If an Event of Default shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each of the Lenders and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that they may have.

Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the

United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10    WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11    Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12    Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such

Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.13    Marshaling; Payments Set Aside

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or any Lender, or the Administrative Agent or any Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect, or otherwise, then, to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.14    No Third Parties Benefited

This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Administrative Agent and the Lenders, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Administrative Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

Section 10.15    Government Regulations; USA Patriot Act

(a) The Borrower shall (i) ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, that prohibits or limits the Lenders from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, and (ii) ensure that the proceeds of the Loans shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto. Further, the Borrower shall comply, and cause its Subsidiaries, if any, to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

(b) Each of the Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 10.16    Confidentiality

Each of the Administrative Agent, the Issuer and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement; provided, however, nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any assignee or Participant or prospective assignee or Participant that agrees to comply with the provisions of this Section, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or to any bank regulatory authority, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LECROY CORPORATION

By:	/s/ Sean B. O’Connor
Name:	Sean B. O’Connor
Title:	Vice President, Finance, Chief Financial Officer, Secretary and Treasurer

LeCroy Credit Agreement Signature Page

RBS CITIZENS, N.A., as Administrative Agent, Issuer and Lender

By:	/s/ Anthony M. Selvaggio
Name:	Anthony M. Selvaggio
Title	Senior Vice President

LeCroy Credit Agreement Signature Page

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Frank C. Micalizzi
Name:	Frank C. Micalizzi
Title:	Group Manager

LeCroy Credit Agreement Signature Page

SCHEDULE 2.01

Lenders/Effective Date Revolving Commitments

Lender	Revolving Commitment
RBS Citizens, N.A.	$40,000,000.00
Manufacturers and Traders Trust Company	$35,000,000.00

TOTAL	$75,000,000.00

SCHEDULE 4.06

Disclosed Matters

The Net Lease Agreement dated June 12, 2009 and October 4, 2010, by and between Computer Access Technology Corporation and Cooperage-Rose Properties II with regard to the property at 3385 Scott Boulevard, Santa Clara, California and between LeCroy Corporation and Cooperage-Rose Properties I with regard to the property at 3375 Scott Boulevard, Santa Clara, California, respectively, contains provisions allocating liability in connection with hazardous substances and environmental matters.

LeCroy Corporation’s (“LeCroy”) former subsidiary, Digitech Industries, Inc., was notified prior to 1999 by the Connecticut Department of Environmental Protection (the “DEP”) that it may be responsible for the environmental damage that occurred at its previously leased facilities in Ridgefield, Connecticut (the “Ridgefield Site”). Based upon recommendations made by the DEP, Digitech engaged environmental consultants to assist it in evaluation the costs associated with the DEP’s recommendations for monitoring and remediation of the environmental damage. In May 1999, LeCroy Digitech and the former owners of the Ridgefield Site entered into an agreement with the current owners of the Ridgefield Site. The current owners have purchased an insurance policy providing for $2.0 million of coverage against certain environmental liabilities related to the Ridgefield Site. This insurance policy names both LeCroy and Digitech as insured parties. The current owners of the Ridgefield Site have also agreed to remediate all environmental problems associated with the property and to obtain all applicable approvals and certifications from the DEP. The current owners of the Ridgefield Site have also agreed to hold both LeCroy and Digitech harmless in the event of a claim made against them relating to these environmental matters. In return for this, forty-five days after the DEP has provided written notification to the Company that the site remediation has been accomplished to its satisfaction, the Company agreed to pay the former owners of the Ridgefield Site $0.2 million as compensation for the reduced sale value of the property due to the environmental problems existing on the site. The Company has retained this liability after the sale of the Vigilant segment and the residual assets of Digitech.

On May 17, 2011 LeCroy received notice from the United States Equal Employment Opportunity Commission regarding a former employee filing a complaint alleging discrimination based on religion and national origin.

SCHEDULE 4.12

Subsidiaries; Capitalization

Name	Ownership Interest	Subsidiary Guarantor (Yes/No)
Catalyst Enterprises, Inc	100% owned by LeCroy Corporation	Yes
Computer Access Technology Corporation (“CATC”)	100% owned by LeCroy Corporation	Yes
LeCroy Lightspeed Corporation	100% owned by LeCroy Corporation	Yes
Bogatin Enterprises, LLC	100% owned by LeCroy Corporation	Yes
LeCroy SA*	1,996 shares owned by LeCroy Corporation; 4 shares held by the individuals listed below	No
LeCroy GmbH	100% owned by LeCroy Corporation	No
LeCroy Ltd	100% owned by LeCroy Corporation	No
LeCroy SRL	100% owned by LeCroy Corporation	No
LeCroy Japan Corp.	100% owned by LeCroy Corporation	No
LeCroy Singapore Pte Ltd.	100% owned by LeCroy Corporation	No
LeCroy Korea Ltd.	100% beneficially owned by LeCroy Corporation; LeCroy SA owns 1% as nominee owner for LeCroy Corporation	No
LeCroy SARL	100% owned by LeCroy Corporation	No
LeCroy AB	100% owned by LeCroy Corporation	No
LeCroy (Beijing) Trading Co.	100% owned by LeCroy Corporation	No
LeCroy India Trading Private Ltd	100% owned by LeCroy Corporation	No (Inactive)

*	LeCroy SA is a Material Foreign Subsidiary (as defined in the Credit Agreement).

LeCroy SA Shareholder info:

# of Shares/ Shareholder (2,000 total shares)	Shareholder Name	Address
1	Roberto Pertillo	V. Abbiategrasso 400 27100 Pavia, Italy

1	Christoph Gisler	Chemin Dami 5 1212 Grand-Lancy, Switzerland

1	Daniel Ruchonnet	Chemin du Grand Champ 1267 Coinsins, Switzerland

1	Baudoin Duand	Rue Charles-Bonnet 2 1202 Geneve, Switzerland

1,996	LeCroy Corporation	700 Chestnut Ridge Road Chestnut Ridge, NY 10977

SCHEDULE 4.13

Insurance

LeCroy Corporation

Scope Division Health Benefits Insurance Policies & 401(k) Plan:

1.	Name: PPO Medical Plan

Insurer: Nippon Life Insurance Company of America NipponLife Benefits)

Policy Period: January 1, 2011 – December 31, 2011

Assigned Policy No.: Q3777

Note: Includes PSG Division Employees

2.	Name: Dental Insurance

Insurer: Metropolitan Life Insurance Company

Policy Period: January 1, 2011 – December 31, 2011

Assigned Policy No.: 95161-2-G

3.	Name: Basic Life & AD&D; Voluntary Supplemental Life & AD&D, Long-Term Disability, Short-Term Disability

Insurer: First Reliance Standard

Policy Period: January 1, 2001 – December 31, 2011

Assigned Policy Nos.:

Life – GL134333

AD&D – VAR 202073

Long-Term Disability – LTD113681

Short-Term Disability – DBL251225 – NY Employees

Short-Term Disability – STD 161191 – Other States

4.	Name: Vision Plan

Insurer: Eastern Vision Service Plan, Inc. (VSP)

Policy Period: January 1, 2009 – December 31, 2012

Assigned Policy No. 12210021

5.	Name: Flexible Spending Account

Insurer: Nippon Life Insurance Company of America NipponLife Benefits)

Policy Period: January 1, 2011 – December 31, 2011

Assigned Policy No.: Q3778

6.	Name: Traveler’s Insurance

Insurer: Gerber Life Insurance Company (formerly Unum Life Insurance Co. of America)

Policy Period: January 1, 2011 – December 31, 2011

Assigned Policy No.: BTA-14596

7.	Name: Medical Benefits Abroad

Insurer: Connecticut General Life Insurance Company (CIGNA International)

Policy Period: November 1, 2010 – October 31, 2011

Assigned Policy No.: 02887A

8.	Name: LeCroy 401(k) Plan

Vendor: Fidelity Management Trust Company

Contract No.: 42315

Note: Includes PSG Division Employees

LeCroy Corporation

Protocol Division Health Benefits Insurance Policies

PSG

Insurance summary

MetLife	Dental	KM05734446 0001	6/1/2011-5/30/2012
The Lincoln National Life Insurance Company	Life/ADD/STD/LTD	LECROYCORP-BL-843066	6/1/2011-5/30/2012
Kaiser Foundation Health Plan	Medical HMO	000072179-0000	6/1/2011-1/1/2012
Vision Services Plan	Vision	12150503 0002	6/1/2011-5/30/2012
Anthem	Founder Medical	180059D003	Monthly

Transamerica	Employee Life	9799	Various-paid for by employees

ii

See Attached D&O and Commercial Policies

iii

SCHEDULE 7.01

Existing Indebtedness

On September 29, 2010, LeCroy Corporation and Cadence Design Systems, Inc. entered into a three year software license agreement. In connection with the license agreement, LeCroy and Cadence Credit Corporation executed a three year Installment Payment Agreement whereby LeCroy will remit quarterly payments to Cadence Credit Corporation. The total aggregate amount of all payments is $1,182,528.

On October 1, 2006, LeCroy Corporation and C Speed LLC entered into a Technology License Agreement in which LeCroy will remit quarterly royalty payments to C Speed LLC. The royalty payments are calculated based on actual selling price.

LeCroy Corporation leases office space in California and Oregon under the terms and conditions of the following lease agreements:

1.	Net Lease Agreement dated June 12, 2009 by and between Computer Access Technology Corporation (“CATC”) and Cooperage-Rose Properties II for the premises located at 3385 Scott Boulevard, Santa Clara, California. The lease has a five-year term ending November 30, 2014, subject to CATC’s extension option. The rent increases incrementally each year and is currently $23,452 per month, and increasing to $24,518 on December 1, 2011, to $25,584 on December 1, 2012 and to $26,650 on December 1, 2013.

2.	Office Lease Agreement dated May 27, 2011 by and between LeCroy Corporation and Lincoln Center LLC for the premises located at 10220 SW Greenburg Road, Suite 220, Portland, Oregon. The lease has a forty month term ending on October 31, 2014, subject to LeCroy’s extension option. The rent increases incrementally each year and is currently $4,935 per month, increasing to $5,277.71 on July 1, 2012, to $5,436.73 on July 1, 2013 and to $5,598.48 on July 1, 2014.

3.	Office Building Lease Agreement dated October 4, 2010 by and between LeCroy Corporation and Cooperage-Rose Properties I for the premises located at 3375 Scott Blvd, Suite 105, Santa Clara, CA. The lease has a thirty seven month term ending on November 30, 2013, subject to LeCroy’s extension option. The rent increases incrementally each year and is currently $4,000 per month, increasing to $5,500 on November 1, 2011 and to $7,000 on November 1, 2012.

SCHEDULE 7.02

Existing Liens

See attached lien search results.

UCC-1 Financing Statements filed with the Delaware Department of State, Initial filing # 2008 4228464 by Citibank, N.A. as secured party (copy attached ) to be released within 60 days from the date of this Credit Agreement.

UCC-1 Financing Statement filed with the Delaware Department of State, Initial filing # 2009 0751914 (copy attached) by Arrow Electronics, Inc. as secured party, evidencing the secured party’s interest in consigned inventory; such inventory to be segregated from all other inventory of the Borrower or any other Loan Party and not represented in the financial statements of the Borrower or any Loan Party as property of the Borrower or any Loan Party.

SCHEDULE 7.04

Existing Investments

See Schedule 4.12 regarding LeCroy Corporation’s subsidiaries and their percentage ownership in each subsidiary.

LeCroy Corporation is required to maintain a minimum net equity with respect to LeCroy SRL.

LeCroy SARL’s customers are authorized to submit payments in the form of credit letters (lettres de change) in advance of their due date, for up to 120,000 EUR.

The following is a summary of investments among LeCroy Corporation’s foreign subsidiaries:

Investor:	Subsidiary:	Current Balance (US $):
LeCroy Corporation	LeCroy SA	$104,401
LeCroy Corporation	LeCroy GmbH	$50,222
LeCroy Corporation	LeCroy Ltd. (UK)	$354,173
LeCroy Corporation	LeCroy SRL (Italy)	$486,643
LeCroy Corporation	LeCroy Japan Corp	$171,500
LeCroy Corporation	LeCroy Singapore Pte Ltd	$28,335
LeCroy Corporation	LeCroy Korea Ltd.	$124,000
LeCroy Corporation	LeCroy SARL (France)	$754,076
LeCroy Corporation	LeCroy AB	$13,690
LeCroy Corporation	LeCroy (Beijing) Trading Co	$350,000
LeCroy Corporation	LeCroy India Private Trading Ltd	$100,000	*

*	Approximate – incorporation expected to be final in Q1

SCHEDULE 7.10

Restrictive Agreements

Not Applicable